As filed with the Securities and Exchange Commission on March 30, 2015
File No. 333-202871

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)
Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 (404) 885-3721	Steven J. Eisen Mark L. Miller Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Baker Donelson Center, Suite 800 211 Commerce Street Nashville, Tennessee 37201 (615) 726-5600

Approximate date of commencement of proposed sale to the public: The exchange of the Registrant’s shares for shares of common stock and Series C preferred stock of MoneyTree Corporation will take place upon consummation of the merger of MoneyTree Corporation into the Registrant.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	2,358,691(1)	Not Applicable	$38,116,055.00(2)	$4,429.09(2)(3)

(1)
The number of shares of the Registrant’s common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of MoneyTree Corporation into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)
In accordance with Rule 457(f)(2) and (3), the registration fee is based on $38,116,055.00, which is the result of  (i) $48,812,000.00, the maximum number of shares of common stock and Series C preferred stock of MoneyTree Corporation that may be received by the Registrant pursuant to the merger (619,336) multiplied by the book value per share of MoneyTree Corporation as of December 31, 2014 ($78.81), minus (ii) $10,695,945, the maximum amount in cash to be paid by the Registrant in the proposed merger.

(3)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 30, 2015
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
These materials are a proxy statement of MoneyTree Corporation (“MoneyTree”) and a prospectus of United Community Banks, Inc. (“United”). They are furnished to you in connection with the notice of special meeting of shareholders to be held on April 27, 2015. At the special meeting of MoneyTree shareholders, you will be asked to vote on the merger of MoneyTree with and into United described in more detail herein. As of March 27, 2015, the record date for the MoneyTree shareholders meeting, there were 772,142 shares of common stock outstanding and 2,027 shares of Series C preferred stock outstanding and entitled to vote at that meeting. Approval of the merger requires the affirmative vote of holders of a majority of the shares of MoneyTree common stock and a majority of the shares of MoneyTree Series C preferred stock, voting separately as a class. Additionally, the holder of MoneyTree Series D preferred stock must consent to the merger. United will assume the Series D preferred stock from MoneyTree in connection with the merger and issue its own preferred stock with identical terms in replacement thereof.
Subject to the election and adjustment procedures described in this document, in connection with the merger if approved and consummated, (a) holders of MoneyTree common stock will be entitled to receive, in exchange for each share of MoneyTree common stock, consideration equal to either (i) 3.5832 shares of United common stock, or (ii) $65.00 in cash, without interest, and (b) holders of MoneyTree Series C preferred stock will be entitled to receive, in exchange for each share of Series C preferred stock, consideration equal to either (i) 89.58 shares of United common stock, or (ii) $1,625.00 in cash, without interest; provided, that an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock.
As a result, up to an aggregate of 2,358,691 shares of United common stock may be issued to MoneyTree shareholders if the merger is approved and consummated and there is no adjustment. This document is a United prospectus with respect to the offering and issuance of such 2,358,691 shares of United common stock.
United’s common stock trades on the Nasdaq Global Select Market under the ticker symbol “UCBI”.
The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Merger pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully. Please also see the “Risk Factors” section of United’s Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, for a description of the factors that you should consider that may affect the value of United common stock to be issued in the merger.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of United are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of these materials is [•], 2015, and they are expected to be first mailed to shareholders on or about [•], 2015.

MONEYTREE CORPORATION
200 East Broadway Street
Lenoir City, Tennessee 37771

Notice Of Special Meeting Of Shareholders
To Be Held On April 27, 2015

A special meeting of shareholders of MoneyTree Corporation will be held on April 27, 2015, at 10:00 a.m., local time, at the Highway 321 office of First National Bank, 257 Medical Park Drive, Lenoir City, Tennessee 37772 for the following purposes:
1.
to consider and vote on an Agreement and Plan of Merger, under which MoneyTree Corporation (“MoneyTree”) will merge with and into United Community Banks, Inc. (“United”), as more particularly described in the accompanying materials; and

2.
to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If MoneyTree shareholders approve the merger, MoneyTree will be merged with and into United. Unless adjusted pursuant to the terms of the merger agreement, MoneyTree shareholders may elect to receive shares of United common stock or cash in exchange for each of their shares of MoneyTree common stock and Series C preferred stock in the merger on the following basis:
•
3.5832 shares of United common stock for each share of MoneyTree common stock and 89.58 shares of United Common Stock for each share of MoneyTree Series C preferred stock; or

•
$65.00 in cash, without interest, for each share of MoneyTree common stock and $1,625.00 in cash, without interest, for each share of MoneyTree Series C preferred stock.

provided, that an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. If the aggregate cash elections are greater than the maximum, all such cash elections will be subject to proration, and, if the aggregate stock elections are greater than the maximum, all such stock elections will be subject to proration, all as more fully explained under the heading “Details of the Proposed Merger — The Merger Consideration” (page 16).
Approval of the merger will require the approval of the holders of at least a majority of the MoneyTree common stock and a majority of the Series C preferred stock, voting as a separate class, entitled to vote at the special meeting. Only shareholders of record of MoneyTree common stock and Series C preferred stock at the close of business on March 27, 2015 will be entitled to vote at the special meeting or any adjournments thereof. MoneyTree’s board of directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote for the proposal to approve the merger. Additionally, the holder of MoneyTree Series D preferred stock must consent to the merger. United will assume the Series D preferred stock from MoneyTree in connection with the merger and issue its own preferred stock with identical terms in replacement thereof.
If the merger is completed, MoneyTree shareholders who dissent with respect to the merger will be entitled to receive a cash payment for their shares of MoneyTree common stock and Series C preferred stock if they comply with certain statutory provisions of Chapter 23 of the Tennessee Business Corporation Act regarding the rights of dissenting shareholders, all as more fully explained under the heading “Details of the Proposed Merger — Rights of Dissenting Shareholders” (page 24) and in Appendix B to the accompanying materials.
Business and financial information about MoneyTree is available without charge to you upon written or oral request made to Sandra Day, Shareholder Relations, MoneyTree Corporation, 200 East Broadway Street, P.O. Box 306, Lenoir City, Tennessee 37771, telephone number (865) 271-1602. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than April 20, 2015.

A form of proxy for use by you is enclosed. To ensure representation at the special meeting, each MoneyTree shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. MoneyTree shareholders may also vote via the Internet or telephone (see the instructions on the proxy card). A previously submitted proxy may be revoked by notifying Sandra Day of MoneyTree, in writing, or by submitting an executed, later-dated proxy prior to the special meeting to Sandra Day, Shareholder Relations, MoneyTree Corporation, 200 East Broadway Street, P.O. Box 306, Lenoir City, Tennessee 37771. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person. A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.
By Order of the Board of Directors,
____________________________
Ted L. Wampler, Chairman
[•], 2015
Lenoir City, Tennessee

i

Appendix A — Agreement and Plan of Merger
Appendix B — Tennessee Dissenters’ Rights Statute
Appendix C — Fairness Opinion
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
What am I being asked to approve?

A:
You are being asked to approve the Agreement and Plan of Merger by and between MoneyTree and United, pursuant to which MoneyTree will be merged with and into United. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of MoneyTree common stock and a majority of the outstanding Series C preferred stock, voting as a separate class. Additionally, the holder of MoneyTree Series D preferred stock must consent to the merger. The MoneyTree board of directors has unanimously approved and adopted the Agreement and Plan of Merger and recommends voting FOR approval of this merger agreement.

Q:
When is the merger expected to be completed?

A:
We plan to complete the merger during the second quarter of 2015.

Q:
What will I receive in the merger?

A:
Unless adjusted pursuant to the terms of the merger agreement, you will receive either 3.5832 shares of United common stock, or $65.00 in cash, without interest, for each share of MoneyTree common stock and either 89.58 shares of United common stock, or $1,625.00 in cash, without interest, for each share of MoneyTree Series C preferred stock; provided, that an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of MoneyTree common stock or Series C preferred stock that you would otherwise be entitled to receive based on the closing price of United common stock on the Nadsaq Global Select Market on the trading day immediately preceding the effective time of the merger.

To review what you will receive in the merger in greater detail, see “Details of the Proposed Merger — The Merger Consideration” beginning on page 17.
Q:
What should I do now?

A:
Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger. A special shareholders meeting will take place on April 27, 2015, at 10:00 a.m., local time, at the Highway 321 office of First National Bank, 257 Medical Park Drive, Lenoir City, Tennessee 37772, to vote on the merger proposal.

You may withdraw your proxy up to and including the day of the special meeting by notifying MoneyTree prior to the meeting, in writing, or by submitting an executed, later-dated proxy to: Sandra Day, Shareholder Relations, MoneyTree Corporation, 200 East Broadway Street, P.O. Box 306, Lenoir City, Tennessee 37771.
Q:
How can I elect stock, cash or both?

A:
You may indicate a preference to receive United common stock, cash or a combination of both in the merger by completing the enclosed election form. However, an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. Accordingly, if the aggregate cash elections are greater than the maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the maximum. Alternatively, if the aggregate stock elections are greater than the maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the maximum. If you do not make an election by or at the special shareholders meeting to be held on April 27, 2015, you will be treated as though you elected to receive all cash unless cash has been fully subscribed by the electing MoneyTree shareholders, in which event you will be treated as if you elected all stock. MoneyTree’s board of directors makes no recommendation as to whether you should choose United common stock or cash or a combination of both for your shares of MoneyTree common stock. You should consult with your own financial advisor on that decision.
Q:
What information should I consider?

A:
We encourage you to read this entire document carefully. You should also review the factors considered by each company’s board of directors discussed in “Details of the Proposed Merger-Background of the Merger” beginning on page 14 and “Details of the Proposed Merger — MoneyTree’s Reasons for the Merger; Recommendation of MoneyTree’s Board of Directors” beginning on page 15.

Q:
What are the tax consequences of the merger to me?

A:
We expect that the exchange of shares of MoneyTree common stock and Series C preferred stock for United common stock by MoneyTree shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received (i) in exchange for your shares of MoneyTree common stock and Series C preferred stock; (ii) in lieu of fractional shares of United Stock; (iii) if you are a MoneyTree option holder, in exchange for your options; and (iv) upon your exercise of dissenters’ rights. To review the tax consequences to MoneyTree shareholders and option holders in greater detail, see “Details of the Proposed Merger — Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 25.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.
Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions from United for exchanging your MoneyTree common stock and Series C preferred stock certificates for United common stock and/or cash.

Q:
Who should I call with questions?

A:
You should call Sandra Day, Shareholder Relations, MoneyTree Corporation, at 865-271-1602.

SUMMARY
This summary highlights material information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document, and the related documents to which it refers. The Agreement and Plan of Merger and Agreement and Plan of Merger, which are the legal documents that govern the proposed merger, are in Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information”, on page 47, and “Incorporation of Certain Documents By Reference”, on page 48, contain references to additional sources of information about United.
•
The Companies (see pages 35 and 38)

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
United is the third largest bank holding company headquartered in Georgia. At December 31, 2014, United had total consolidated assets of  $7.57 billion, total loans of  $4.67 billion, total deposits of  $6.33 billion and shareholders’ equity of  $740 million. United conducts substantially all of its operations through its wholly-owned Georgia bank subsidiary, United Community Bank (the “Bank”), which as of December 31, 2014, operated at 103 locations throughout north Georgia, the Atlanta-Sandy Springs-Roswell, Georgia metropolitan statistical area, the Gainesville, Georgia metropolitan statistical area, coastal Georgia, western North Carolina, east and central Tennessee and the Greenville-Anderson-Mauldin, South Carolina metropolitan statistical area. In 2012, United expanded into Greenville, South Carolina by opening a loan production office which has subsequently been converted to a full-service branch. Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services, and are led by local bank presidents and management with significant experience in, and ties to, their communities. Each of the local bank presidents has authority, alone or with other local officers, to make most credit decisions.
United also operates United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, as a division of the Bank. The Bank owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services. United also owns a captive insurance subsidiary, United Community Risk Management Services, Inc., that provides risk management services for United’s subsidiaries. Another subsidiary of the Bank, United Community Payment Systems, LLC, provides payment processing services for the Bank’s customers. Additionally, United provides retail brokerage services through a third party broker/dealer.
For a complete description of our business, financial condition, results of operations and other important information, please refer to United’s filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including its Annual Report on Form 10-K for the year ended December 31, 2014. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

United was incorporated in 1987 as a Georgia corporation. Its principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number is (706) 781-2265. Its website is http://www.ucbi.com. Information on United’s website is not incorporated into this prospectus by reference and is not a part hereof.

MoneyTree Corporation
200 East Broadway Street
Lenoir City, Tennessee 37771
(865) 271-1602
Moneytree Corporation is a business corporation incorporated on October 17, 2005, under the laws of the State of Tennessee for the purpose of acquiring 100% of the outstanding shares of First National Bank by means of a reorganization, which was completed on December 12, 2005. MoneyTree is registered as a bank holding company under the Federal Reserve Act, and as a result, its activities are subject to the supervision of the Federal Reserve Board.
First National Bank, MoneyTree’s wholly-owned bank subsidiary, is an independent and locally oriented commercial bank headquartered in Lenoir City, Loudon County, Tennessee. First National Bank provides a full range of banking and related financial services with a focus on service to individual clients, small business, and mortgage banking for First National Bank’s clients. The general banking business conducted includes the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer credit operations, and all aspects of a full service bank, including operating a limited trust department.
•
The Terms of the Merger (see page 14)

If MoneyTree shareholders approve and consent to the merger, subject to required regulatory approvals, MoneyTree will be merged with and into United. Unless adjusted pursuant to the terms of the merger agreement, MoneyTree shareholders may elect to receive shares of United common stock or cash in exchange for each of their shares of MoneyTree common stock and Series C preferred stock in the merger on the following basis:
◦
3.5832 shares of United common stock for each share of MoneyTree common stock and 89.58 shares of United Common Stock for each share of MoneyTree Series C preferred stock; or

◦
$65.00 in cash, without interest, for each share of MoneyTree common stock and $1,625.00 in cash, without interest, for each share of MoneyTree Series C preferred stock;

provided, that an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. You may elect any combination of stock or cash for all of your MoneyTree shares. If the aggregate cash elections are greater than the maximum, all such cash elections will be subject to proration, and, if the aggregate stock elections are greater than the maximum, all such stock elections will be subject to proration.
You will also receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on the closing price of United common stock on the Nasdaq Global Select Market on the trading day immediately preceding the effective time of the merger.
Upon consummation of the merger, United will assume the MoneyTree Series D preferred stock from MoneyTree and issue its own preferred stock with identical terms in replacement thereof.
Following the merger, MoneyTree’s subsidiary, First National Bank, will be merged with and into United Community Bank, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.
•
The Reasons Management of Both Companies Support the Merger (see page 15)

The boards of directors of MoneyTree and United support the merger and believe that it is in the best interests of both companies and their respective shareholders. The board of directors of MoneyTree believes that the merger will allow MoneyTree to better serve its customers and markets and that the merger will permit MoneyTree shareholders to have an equity interest in a resulting financial institution with greater financial resources, significant economies of scale, an increased dividend and a larger shareholder base, which will increase the liquidity of the MoneyTree shareholders’ equity investments. The board of directors of United believes that MoneyTree provides United with an expansion opportunity in an attractive market area. Both boards of directors believe that the terms of the merger are fair and equitable and that following the merger the combined bank will maintain the competitive advantage of a community banking business model.
•
Shareholders’ Meeting

The special meeting of shareholders of MoneyTree will be held on April 27, 2015 at 10:00 a.m., local time, at the Highway 321 office of First National Bank, 257 Medical Park Drive, Lenoir City, Tennessee 37772, for the purpose of voting on approval of the merger.
•
Record Date

You are entitled to vote at the shareholders’ meeting if you owned shares of MoneyTree common stock or Series C preferred stock on March 27, 2015.
•
Vote Required and Certain Consents (see page 21)

Approval by holders of a majority of the MoneyTree common stock and a majority of the Series C preferred stock, voting as a separate class, outstanding on March 27, 2015, is required to approve the merger. As of such date, 772,142 shares of MoneyTree common stock were issued and outstanding and 2,027 shares of MoneyTree Series C preferred stock were issued and outstanding, each of which is entitled to one vote per share. All of the directors and 10% shareholders of MoneyTree have agreed to vote their shares in favor of the merger. MoneyTree’s directors and 10% shareholders own 270,386 shares, or 35%, of MoneyTree common stock (excluding options).
Additionally, the holder of MoneyTree Series D preferred stock must consent to the merger.
•
Conditions, Termination, and Effective Date (see pages 17, 18, 21 and 24)

The merger will not occur unless certain conditions are met, and United or MoneyTree can terminate the merger agreement if specified events occur or fail to occur. The merger must also be approved by holders of the MoneyTree common stock and Series C preferred stock, and consented to by the holder of the MoneyTree Series D preferred stock. Following the merger, MoneyTree’s subsidiary, First National Bank, will be merged into United’s Georgia bank subsidiary, United Community Bank.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia.
The closing of the merger will occur after the merger is approved by MoneyTree shareholders and the foregoing regulators and after the certificate of merger is filed as required under Georgia law.
•
Accounting Treatment (see page 24)

The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes.
•
Rights of Dissenting Shareholders (see page 24)

As a holder of MoneyTree common stock or Series C preferred stock, you are entitled to dissent from the merger and to receive a cash payment for your MoneyTree common stock or Series C preferred stock, as applicable, if you follow certain statutory provisions regarding the rights of dissenting shareholders under Chapter 23 of the Tennessee Business Corporation Act.
•
Federal Income Tax Consequences (see page 25)

MoneyTree has received an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC stating that, assuming the merger is completed as currently anticipated, MoneyTree will not recognize any gain or loss for federal income tax purposes, and shareholders of MoneyTree to the extent they receive solely United stock will not recognize any gain or loss for federal income tax purposes. All cash you receive as a result of the merger (i) pursuant to a cash election, (ii) in lieu of fractional shares, (iii) if you are a

MoneyTree option holder, in exchange for your options, and (iv) as payment for exercising your right to dissent, will be fully or partially subject to income tax under the Internal Revenue Code as either ordinary income or a capital gain or loss, depending upon your particular circumstances. Neither United nor MoneyTree has requested a ruling to this effect from the Internal Revenue Service.
•
Opinion of MoneyTree’s Financial Advisor (see page 26)

Sterne, Agee & Leach, Inc. (“Sterne Agee”) has rendered an opinion to MoneyTree that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of MoneyTree. A summary of Sterne Agee’s opinion begins on page 26 and the full opinion is attached as Appendix C to these materials.
•
Markets for Common Stock

United’s common stock trades on the Nasdaq Global Select Market under the ticker symbol “UCBI”. The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of United’s common stock as quoted on Nasdaq.
	High	Low	Close
2015
First Quarter (through March 27, 2015)	$19.53	$16.48	$18.51
2014
Fourth Quarter	19.50	15.16	18.94
Third Quarter	18.42	15.42	16.46
Second Quarter	19.87	14.86	16.37
First Quarter	20.28	15.74	19.41
2013
Fourth Quarter	18.56	14.82	17.75
Third Quarter	16.04	12.15	14.99
Second Quarter	12.94	10.15	12.42
First Quarter	11.57	9.59	11.34
2012
Fourth Quarter	9.49	8.01	9.44
Third Quarter	8.82	6.12	8.39
Second Quarter	9.77	7.76	8.57
First Quarter	10.30	6.37	9.75
The closing sales price of United common stock as of January 27, 2015, the date the merger agreement was executed, was $17.65. The closing sales price of United common stock as of March 16, 2015, the most recent date feasible for inclusion in these materials, was $18.95.
There has been no public trading market for MoneyTree common stock. We believe the last sale of MoneyTree common stock among shareholders in a private transaction was on October 1, 2014, at a price of  $25.00 per share, based on unofficial information that MoneyTree management believes is reliable.
Assuming there is no adjustment in the merger consideration, if the merger had been completed on January 27, 2015, the implied value of one share of MoneyTree common stock, exchanged for shares of United common stock in the event of a stock election, would have been $63.24 based on United’s closing sales price on that date, and, the implied value of one share of MoneyTree Series C preferred stock, exchanged for shares of United common stock in the event of a stock election, would have been $1,581.09 based on United’s closing sales price on that date. If the merger had been completed on March 27, 2015, the implied value of one share of MoneyTree common stock, exchanged for shares of United common stock, would have been $66.33, and the implied value of one share of MoneyTree Series C preferred stock, exchanged for shares of United common stock, would have been $1,658.13.
The value of one share of MoneyTree common stock and one share of MoneyTree Series C preferred stock exchanged for cash is fixed at $65.00 and $1,625.00, respectively.
There were 435 shareholders of record of MoneyTree common stock and Series C preferred stock as of March 27, 2015.
•
Dividends (see page 24)

United declared cash dividends of  $0.05 per share of common stock in the first quarter of 2015 (to be paid to shareholders of record as of March 15, 2015) and $0.11 per share, in the aggregate, in 2014. No cash dividends were declared on United’s common stock in 2013 or 2012. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary bank. The ability of United’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
MoneyTree declared cash dividends of  $0.28 per share in 2014 and $0.14 per share in 2013. No cash dividends were declared on MoneyTree’s common stock in 2012.
On an equivalent basis, assuming a United quarterly dividend of  $0.05 per quarter (assuming United’s cash dividend of  $0.05 per share for the first quarter of 2015 were to continue) and applying the exchange ratio of 3.5832 shares of United common stock for each share of MoneyTree common stock, the holders of MoneyTree common stock would increase their dividend from $0.28 per share paid annually in 2014 to $0.72.
•
Differences in Legal Rights Between Shareholders of MoneyTree and United (see page 23)

Following the merger you will no longer be a MoneyTree shareholder and, if you receive shares of United common stock following the merger, your rights as a shareholder will no longer be governed by MoneyTree’s charter and bylaws. You will be a United shareholder, and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws. Your former rights as a MoneyTree shareholder and your new rights as a United shareholder are different in certain ways, including the following:
◦
MoneyTree’s board of directors consists of ten members, while United’s consists of nine members.

◦
The bylaws of MoneyTree set forth different requirements for removal of directors than do the bylaws of United.

◦
United has different special procedures in its articles of incorporation requiring supermajority approval and disinterested shareholder approval of some business transactions.

◦
United is subject to filing requirements under the Securities Exchange Act of 1934. MoneyTree is not subject to such requirements.

•
Interests of Directors and Officers of MoneyTree and First National Bank in the Merger (see page 22)

Some of the directors and officers of MoneyTree have interests in the merger in addition to their interests as shareholders generally, including the following:
◦
C. David Allen, President, Chief Executive Officer and Director of MoneyTree and First National Bank, has entered into a consulting agreement effective through December 31, 2016 with United and will terminate any agreements related to employment in connection with the merger.

◦
At the closing of the merger, various other MoneyTree and First National Bank officers will continue employment with United or its subsidiaries.

◦
United will provide liability insurance to the present directors and officers of MoneyTree and First National Bank for a period of six years following the closing of the merger for actions taken by such directors and officers in such capacity.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of United at and for the periods indicated. You should read this data in conjunction with United’s Consolidated Financial Statements and notes thereto incorporated herein by reference from United’s Annual Report on Form 10-K for the year ended December 31, 2014. United’s “net operating income” is determined by methods other than in accordance with generally accepted accounting principles, or GAAP. Please see the following “GAAP Reconciliation and Explanation” below for a reconciliation of the difference between United’s non-GAAP net operating income and its GAAP net income.
	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
INCOME SUMMARY
Net interest revenue	$224,418	$219,641	$229,758	$238,670	$244,637
Operating provision for credit losses(1)	8,500	65,500	62,500	251,000	234,750
Operating fee revenue	55,554	56,598	56,112	44,907	46,963
Total operating revenue(1)	271,472	210,739	223,370	32,577	56,850
Operating expenses(2)	162,865	174,304	186,774	261,599	242,952
Loss on sale of nonperforming assets	—	—	—	—	45,349
Operating income (loss) from continuing operations before taxes	108,607	36,435	36,596	(229,022)	(231,451)
Operating income taxes	40,987	(236,705)	2,740	(2,276)	73,218
Net operating income (loss) from continuing operations	67,620	273,140	33,856	(226,746)	(304,669)
Noncash goodwill impairment charges	—	—	—	—	(210,590)
Fraud loss provision and subsequent recovery, net of tax benefit	—	—	—	—	11,750
Net income (loss) from discontinued operations	—	—	—	—	(101)
Gain from sale of subsidiary, net of income taxes and selling costs	—	—	—	—	1,266
Net income (loss)	67,620	273,140	33,856	(226,746)	(502,344)
Preferred dividends and discount accretion	439	12,078	12,148	11,838	10,316
Net income (loss) available to common shareholders	$67,181	$261,062	$21,708	$(238,584)	$(512,660)
PERFORMANCE MEASURES
Per common share:
Diluted operating earnings (loss) from continuing operations(1)(2)	$1.11	$4.44	$.38	$(5.97)	$(16.64)
Diluted earnings (loss) from continuing operations	1.11	4.44	.38	(5.97)	(27.15)
Diluted earnings (loss)	1.11	4.44	.38	(5.97)	(27.09)
Cash dividends declared	.11	—	—	—	—
Book value	12.20	11.30	6.67	6.62	15.40
Tangible book value(4)	12.15	11.26	6.57	6.47	14.80
Key performance ratios:
Return on common equity(3)	9.17%	46.72%	5.43%	(93.57)%	(85.08)%
Return on assets	.91	3.86	.49	(3.15)	(6.61)
Dividend payout ratio	9.91	—	—	—	—

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Net interest margin	3.26	3.30	3.51	3.52	3.59
Operating efficiency ratio from continuing operations(2)	58.26	63.14	65.43	92.27	98.98
Average equity to average assets	9.69	10.35	8.47	7.75	10.77
Average tangible equity to average assets(4)	9.67	10.31	8.38	7.62	8.88
Average tangible common equity to average assets(4)	9.60	7.55	5.54	3.74	6.52
Tangible common equity to risk-weighted assets(4)	13.82	13.17	8.26	8.25	5.64
ASSET QUALITY*
Non-performing loans	$17,881	$26,819	$109,894	$127,479	$179,094
Foreclosed properties	1,726	4,221	18,264	32,859	142,208
Total non-performing assets (NPAs)	19,607	31,040	128,158	160,338	321,302
Allowance for loan losses	71,619	76,762	107,137	114,468	174,695
Operating net charge-offs(1)	13,879	93,710	69,831	311,227	215,657
Allowance for loan losses to loans	1.53%	1.77%	2.57%	2.79%	3.79%
Operating net charge-offs to average loans(1)	.31	2.22	1.69	7.33	4.42
NPAs to loans and foreclosed properties	.42	.72	3.06	3.87	6.77
NPAs to total assets	.26	.42	1.88	2.30	4.42
AVERAGE BALANCES ($ in millions)
Loans	$4,450	$4,254	$4,166	$4,307	$4,961
Investment securities	2,274	2,190	2,089	1,999	1,453
Earning assets	6,880	6,649	6,547	6,785	6,822
Total assets	7,436	7,074	6,865	7,189	7,605
Deposits	6,228	6,027	5,885	6,275	6,373
Shareholders’ equity	720	732	582	557	819
Common shares – Basic (thousands)	60,588	58,787	57,857	39,943	18,925
Common shares – Diluted (thousands)	60,590	58,845	57,857	39,943	18,925
AT YEAR END ($ in millions)
Loans*	$4,672	$4,329	$4,175	$4,110	$4,604
Investment securities	2,198	2,312	2,079	2,120	1,490
Total assets	7,567	7,425	6,802	6,983	7,276
Deposits	6,327	6,202	5,952	6,098	6,469
Shareholders’ equity	740	796	581	575	469
Common shares outstanding (thousands)	60,259	59,432	57,741	57,561	18,937

(1)
Excludes the subsequent recovery of  $11.8 million in previously recognized fraud related loan losses in 2010.

(2)
Excludes goodwill impairment charge of  $211 million in 2010.

(3)
Net income (loss) available to common shareholders, which is net of preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).

(4)
Excludes effect of acquisition related intangibles and associated amortization.

*
Excludes loans and foreclosed properties covered by loss sharing agreements with the FDIC.

GAAP Reconciliation and Explanation
United’s net operating income is determined by methods other than in accordance with GAAP and excludes merger-related charges. United excludes these charges because management believes that non-GAAP operating results provide a helpful measure for assessing United’s financial performance since the excluded charges are non-recurring and operating income more closely reflects what United earned during the applicable periods disregarding the non-operating impact of acquisitions. United’s net operating income should not be viewed as a substitute for net income determined in accordance with GAAP and is not necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following is a reconciliation of United’s net operating income to GAAP net income:
	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except per share data)
Interest revenue reconciliation
Interest revenue – taxable equivalent	$249,969	$247,323	$267,667	$304,308	$344,493
Taxable equivalent adjustment	(1,537)	(1,483)	(1,690)	(1,707)	(2,001)
Interest revenue (GAAP)	$248,432	$245,840	$265,977	$302,601	$342,492
Net interest revenue reconciliation
Net interest revenue – taxable equivalent	$224,418	$219,641	$229,758	$238,670	$244,637
Taxable equivalent adjustment	(1,537)	(1,483)	(1,690)	(1,707)	(2,001)
Net interest revenue (GAAP)	$222,881	$218,158	$228,068	$236,963	$242,636
Provision for credit losses reconciliation
Operating provision for credit losses	$8,500	$65,500	$62,500	$251,000	$234,750
Partial recovery of special fraud-related loan loss	—	—	—	—	(11,750)
Provision for credit losses (GAAP)	$8,500	$65,500	$62,500	$251,000	$223,000
Total revenue reconciliation
Total operating revenue	$271,472	$210,739	$223,370	$32,577	$56,850
Taxable equivalent adjustment	(1,537)	(1,483)	(1,690)	(1,707)	(2,001)
Partial recovery of special fraud-related loan loss	—	—	—	—	11,750
Total revenue (GAAP)	$269,935	$209,256	$221,680	$30,870	$66,599
Expense reconciliation
Operating expense	$162,865	$174,304	$186,774	$261,599	$288,301
Noncash goodwill impairment charge	—	—	—	—	210,590
Operating expense (GAAP)	$162,865	$174,304	$186,774	$261,599	$498,891
Income before taxes reconciliation
Income before taxes	$108,607	$36,435	$36,596	$(229,022)	$(231,451)
Taxable equivalent adjustment	(1,537)	(1,483)	(1,690)	(1,707)	(2,001)
Noncash goodwill impairment charge	—	—	—	—	(210,590)
Partial recovery of special fraud-related loan loss	—	—	—	—	11,750
Income before taxes (GAAP)	$107,070	$34,952	$34,906	$(230,729)	$(432,292)
Income tax expense (benefit) reconciliation
Income tax expense (benefit)	$40,987	$(236,705)	$2,740	$(2,276)	$73,218
Taxable equivalent adjustment	(1,537)	(1,483)	(1,690)	(1,707)	(2,001)
Income tax expense (benefit) (GAAP)	$39,450	$(238,188)	$1,050	$(3,983)	$71,217

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except per share data)
Diluted earnings (loss) from continuing operations per common share reconciliation
Diluted operating earnings (loss) from continuing operations per common share	$1.11	$4.44	$.38	$(5.97)	$(16.64)
Noncash goodwill impairment charge	—	—	—	—	(11.13)
Partial recovery of special fraud-related loan loss	—	—	—	—	.62
Diluted earnings (loss) from continuing operations per common share (GAAP)	$1.11	$4.44	$.38	$(5.97)	$(27.15)
Book value per common share reconciliation
Tangible book value per common share	$12.15	$11.26	$6.57	$6.47	$14.80
Effect of goodwill and other intangibles	.05	.04	.10	.15	.60
Book value per common share (GAAP)	$12.20	$11.30	$6.67	$6.62	$15.40
Efficiency ratio from continuing operations reconciliation
Operating efficiency ratio from continuing operations	58.26%	63.14%	65.43%	92.27%	98.98%
Noncash goodwill impairment charge	—	—	—	—	72.29
Efficiency ratio from continuing operations (GAAP)	58.26%	63.14%	65.43%	92.27%	171.27%
Average equity to assets reconciliation
Tangible common equity to assets	9.60%	7.55%	5.54%	3.74%	6.52%
Effect of preferred equity	.07	2.76	2.84	3.88	2.36
Tangible equity to assets	9.67	10.31	8.38	7.62	8.88
Effect of goodwill and other intangibles	.02	.04	.09	.13	1.89
Equity to assets (GAAP)	9.69%	10.35%	8.47%	7.75%	10.77%
Tangible common equity to risk-weighted assets reconciliation
Tangible common equity to risk-weighted assets	13.82%	13.18%	8.26%	8.25%	5.64%
Effect of other comprehensive income	.35	.39	.51	(.03)	(.42)
Effect of deferred tax limitation	(3.11)	(4.26)	—	—	—
Effect of trust preferred	1.00	1.04	1.15	1.18	1.06
Effect of preferred equity	—	2.39	4.24	4.29	3.53
Tier I capital ratio (Regulatory)	12.06%	12.74%	14.16%	13.69%	9.81%
Net charge-offs reconciliation
Operating net charge-offs	$13,878	$93,710	$69,831	$311,227	$215,657
Subsequent partial recovery of fraud-related charge-off	—	—	—	—	(11,750)
Net charge-offs (GAAP)	$13,878	$93,710	$69,831	$311,227	$203,907
Net charge-offs to average loans reconciliation
Operating net charge-offs to average loans	.31%	2.22%	1.69%	7.33%	4.42%
Subsequent partial recovery of fraud-related charge-off	—	—	—	—	(.25)
Net charge-offs to average loans (GAAP)	.31%	2.22%	1.69%	7.33%	4.17%

RISK FACTORS
In addition to the other information, including risk factors, incorporated by reference herein from United’s Annual Report on Form 10-K for the year ended December 31, 2014, you should carefully read and consider the following factors in evaluating the merger and in deciding whether to elect to receive cash, shares of United common stock or some combination thereof in the merger.
Because the market price of United common stock will fluctuate, MoneyTree shareholders electing to receive stock cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of MoneyTree common stock and Series C preferred stock will be converted into the merger consideration consisting of shares of United common stock or cash. The market value of the merger consideration received by MoneyTree shareholders who receive all or part of the merger consideration in the form of United shares will vary with the price of United’s common stock. United’s stock price changes daily as a result of a variety of factors other than the business and relative prospects of United, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond United’s control.
MoneyTree shareholders may receive a form of consideration different from what they elect.
Although each MoneyTree shareholder may elect to receive all cash or all stock, an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. Accordingly, if the aggregate cash elections are greater than the maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the maximum. Alternatively, if the aggregate stock elections are greater than the maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the maximum.
For example, if you elect to receive cash for 1,000 shares of MoneyTree common stock and the aggregate cash elections exceed by 10% the 154,428 MoneyTree share maximum, the shares for which you will be paid cash will be reduced to the number determined by dividing your cash election by the aggregate cash elections and multiplying that quotient by the 154,428 cash election maximum. This proration will result in you receiving cash for 909 of your MoneyTree shares and being treated as if you had elected to receive stock for your remaining 91 shares.
At the time you vote with respect to the merger agreement, you will not know how much cash or the number of United shares you will receive as a result of the merger.
MoneyTree’s officers and directors have interests in the merger in addition to or different from your interests as a MoneyTree shareholder.
Some of MoneyTree’s executive officers participated in negotiations of the merger agreement with United, and the board of directors approved the merger agreement and is recommending that MoneyTree shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of MoneyTree’s executive officers and directors have economic interests in the merger in addition to the interests that they share with you as a MoneyTree shareholder. These interests include the payment of certain benefits in consideration of the termination of existing employment agreements and the employment of several current officers of MoneyTree’s bank subsidiary, First National Bank, by United following completion of the merger. See “Details of the Proposed Merger — Interests of the Directors and Officers of MoneyTree and First National Bank in the Merger” on page 22.
United may be unable to successfully integrate First National Bank’s operations and retain its key employees.
The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.

If the merger is not completed, United common stock and MoneyTree common stock and Series C preferred stock could be materially adversely affected.
The merger is subject to customary conditions to closing, including the approval of the MoneyTree shareholders. In addition, United and MoneyTree may terminate the merger agreement under certain circumstances. If United and MoneyTree do not complete the merger, the market price of United common stock or MoneyTree common stock or Series C preferred stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, United and MoneyTree will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, United and MoneyTree cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of United and MoneyTree.
The termination fee contained in the merger agreement may discourage other companies from trying to acquire MoneyTree.
MoneyTree has agreed to pay a termination fee of  $2 million to United if, under certain circumstances, the merger agreement is terminated and, at the time of termination, a competing offer is outstanding or such offer has been accepted by MoneyTree. This fee could discourage other companies from trying to acquire MoneyTree.

DETAILS OF THE PROPOSED MERGER
Background of the Merger
MoneyTree and its subsidiaries have been providing financial products and services to its customers since 1907. As of December 31, 2014, the organization had grown to a total asset size of approximately $425 million.
As MoneyTree has grown, it has supported its growth through its retained earnings, the acquisition of $10 million in government funds, first through the Troubled Asset Relief Program, or TARP, and then later replaced by the Small Business Lending Fund or the SBLF, and a $2 million preferred stock private offering in 2011. Over the years, the board of directors and management of First National Bank and then MoneyTree, once formed in 2005, have focused on continuing the growth of the organization and discussed often at regular board meetings and strategic planning sessions the various alternatives to support this growth with additional equity. In addition, the board of directors and management of MoneyTree believe that federal bank supervisory policy is strongly encouraging financial institutions to increase the required minimum capital ratios of all financial institutions, thereby creating the need for additional equity even without future growth.
The board of directors and management of MoneyTree have also discussed on a periodic basis how the organization can create liquidity for its shareholders. As a privately held, non-traded company with its common and preferred stock held by a small number of shareholders, the shares of MoneyTree stock are rarely traded, and there is no public trading market. In addition, as shares of MoneyTree stock begin to pass from generation to generation, there is an increasing need for the shareholders to be able to sell their shares or at least establish a market value for estate planning purposes.
In order to address both the need for additional equity and liquidity for its shareholders, the board of directors and management of MoneyTree began in 2014 investigating and discussing various alternatives to increase equity and create liquidity for its shareholders. One method of providing equity and liquidity was to seek a partner with significant capital and which already had shares publicly traded. The board of directors and management of MoneyTree believed that the number of acquisitions in the financial services industry had been increasing over the past few years, and if MoneyTree decided to participate in a sale process, there seemed to be increasing need to act sooner than later. Another method would be to sell MoneyTree’s shares for cash and then give the shareholders the right to reinvest their funds however they wish after paying taxes on any gains in their shares.
On September 12, 2014, the MoneyTree board of directors met and discussed the possibility of a bank merger, acquisitions, or other business strategies. A motion was approved requesting President David Allen to interview possible investment bankers to determine a direction. Confidentiality agreements were signed by all directors along with the corporate secretary.
On October 10, 2014, the board of directors was presented with an overview of all investment brokers interviewed. After consultation with legal counsel, the board authorized President Allen to negotiate terms first with Sterne Agee, and if terms could not reached, to negotiate with another choice. On October 16, 2014, MoneyTree engaged Sterne Agee.
Between October 20, 2014, and November 3, 2014, Sterne Agee solicited the interest of various parties in acquiring MoneyTree. A number of confidentiality agreements were executed, including a confidentiality agreement with United. On November 10, 2014, a confidential information memorandum prepared by Sterne Agee was distributed to those parties who had indicated further interest in MoneyTree. An online deal room was established on November 11, 2014, for these interested parties to begin their due diligence process. Between November 11 and December 4, 2014, these interested parties reviewed the deal room and Sterne Agee responded to questions raised. David Allen also met with some of the interested parties including representatives of United. Sterne Agee set a deadline of December 4, 2014, which was extended to December 14, for any interested parties to present indications of interest.
On December 15, 2014, the MoneyTree board of directors, legal counsel, and Sterne Agee met to discuss the indications of interest submitted, and decided to pursue further negotiations exclusively with United at that time if United would increase their proposed purchase price. On December 16, 2014, Sterne

Agee informed MoneyTree’s management that United had agreed to raise their offer to the purchase price now included in the merger agreement. United began to conduct its final due diligence process. On December 23, 2014, MoneyTree and United executed a letter of intent summarizing the terms of a merger that are now reflected in the merger agreement.
During the remainder of December and the beginning of January 2015, discussions of specific acquisition terms were held between representatives of MoneyTree and United and their respective financial and legal advisors. A draft of the merger agreement was submitted by United’s legal counsel to MoneyTree’s legal counsel. Additional due diligence was conducted by both parties on the other, including United’s review of over 70% of MoneyTree’s loan portfolio and a reverse due diligence call where MoneyTree’s representatives had the opportunity to hear presentations and ask questions of United’s management team. On January 16, 2015, the MoneyTree board of directors held a special meeting to receive an update from legal counsel of the negotiations and due diligence process and ask further questions about the proposed merger agreement terms. Jimmy Tallent, Chairman and Chief Executive Officer of United, attended the first part of this meeting to answer further questions.
On January 20, 2015, the United board of directors held a meeting to consider the terms of the proposed Merger. Prior to the meeting, the directors received copies of the draft merger agreement and of the other draft transaction documents and a summary of the terms thereof from its counsel, as well as a presentation prepared by its financial advisor, Morgan Stanley. At the meeting, members of United’s management reported on the status of due diligence and negotiations with MoneyTree. At the meeting, United’s legal counsel reviewed with the United board of directors its fiduciary duties and reviewed the key terms of the merger agreement and related agreements (including the director agreements), as described elsewhere in this proxy statement/prospectus, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.
After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the United board of directors, including the factors described under “— United’s Reasons for the Merger; Recommendation of United’s Board of Directors”, the United board of directors unanimously determined that the merger was consistent with United’s business strategies and in the best interests of United and United shareholders and the directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby. Further negotiations between the parties were concluded on January 26, 2015 at which time the terms of the final merger agreement were concluded.
The MoneyTree board of directors met in a special meeting on January 27, 2015, and received a presentation by legal counsel of the final negotiated terms of the proposed merger and the results of due diligence of United. MoneyTree’s counsel provided the MoneyTree board of directors with both a written and oral analysis of the proposed merger agreement from a legal perspective. Sterne Agee then made a detailed presentation concerning its evaluation and analysis of the fairness of the MoneyTree exchange ratio and cash payment to MoneyTree’s shareholders from a financial point of view as of the date of this meeting and confirmed its opinion in writing. Directors asked questions of management, Sterne Agee, and MoneyTree’s counsel. After this discussion, and considering various factors, including the factors described under “— MoneyTree’s Reasons for the Merger; Recommendation of MoneyTree’s Board of Directors,” the MoneyTree board of directors approved unanimously the merger agreement and recommended its approval to the MoneyTree shareholders and the calling of a meeting of the MoneyTree shareholders to consider and vote on the merger agreement upon the effectiveness of the MoneyTree registration statement of which this proxy statement/prospectus is a part.
A press release announcing the transaction was released by United on January 27, 2015.
MoneyTree’s Reasons for the Merger; Recommendation of MoneyTree’s Board of Directors
The MoneyTree board of directors has determined that the merger is advisable, fair, and in the best interest of MoneyTree and its shareholders. In adopting the merger agreement, the MoneyTree board of directors consulted with its financial advisor with respect to the financial merits of the share issuance to MoneyTree’s shareholders and the financial merits of the transaction, and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the MoneyTree board of directors also considered a number of factors, including the following material factors:

•
its familiarity with MoneyTree’s consolidated business, operations, earnings, and financial conditions;

•
its review, based in part by the presentation by management and MoneyTree’s legal and financial advisors, of the proposed merger, including a review of the business, operations, earnings, and financial conditions of United, as well as the potential results to MoneyTree shareholders from a sale to United;

•
its review of possible affiliation partners other than United, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;

•
its review of alternatives to such a transaction for MoneyTree and MoneyTree shareholders (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, remaining independent and growing through future acquisitions);

•
the recent business combinations involving financial institutions either announced or completed during the past few years in the United States, the State of Tennessee, and contiguous states, and the effect of such combinations on increased competitive conditions in the MoneyTree’s market area;

•
a comparison of the proposal from United to such recent business combinations involving financial institutions;

•
increasing regulatory and statutory burdens (including increased costs, time commitments, earnings opportunities, among other burdens) on MoneyTree and its subsidiaries as a community banking organization in general and as a result of the particular status of MoneyTree;

•
management succession alternatives for MoneyTree;

•
the opportunity for MoneyTree shareholders to exchange their shares of MoneyTree common stock for shares of United common stock in a tax free exchange and resulting in the ownership of a publicly traded stock and an increased dividend.

The foregoing discussion of the information and factors considered by the MoneyTree board of directors is not exhaustive, but includes all material factors considered by the MoneyTree board of directors. In view of the wide variety of factors considered by the MoneyTree board of directors in connection with its evaluation of the merger and the complexity of such matters, the MoneyTree board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The MoneyTree board of directors discussed the factors described above, asked questions of MoneyTree’s management and MoneyTree’s legal and financial advisors, and reached general consensus that the merger was in the best interests of MoneyTree and MoneyTree shareholders.
In considering the factors described above, individual members of the MoneyTree board of directors may have given different weights to different factors. It should be noted that this explanation of the MoneyTree board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “A Warning About Forward-Looking Statements.”
The MoneyTree board of directors also recommended that the MoneyTree shareholders approve the merger agreement at a meeting of the MoneyTree shareholders to be called for the purpose of considering the merger agreement, and that the President and such other officers of MoneyTree set the specific time and date of the MoneyTree special meeting subject to completion, any necessary regulatory approvals, and delivery of appropriate notices and proxy materials to the MoneyTree shareholders.
The MoneyTree board of directors authorized and empowered the officers of MoneyTree to take all necessary steps which may be required of them or which may be in the best interest of MoneyTree, to complete all transactions necessary or deemed necessary by the officers of MoneyTree with regard, but not limited, to the filing of all necessary regulatory applications, the negotiation of the final terms of the merger agreement or any other necessary agreements, and all other legal, regulatory, and other steps that may become necessary in order to implement the purposes of the resolutions of the MoneyTree board of directors. First National Bank’s board of directors also approved similar resolutions.
For the reasons set forth above, the MoneyTree board of directors has adopted unanimously the merger agreement and believes that it is in the best interests of MoneyTree and the MoneyTree shareholders and unanimously recommends that the MoneyTree shareholders vote “FOR” the merger.
The Merger Consideration
Unless adjusted pursuant to the terms of the merger agreement, MoneyTree shareholders may elect to receive shares of United common stock or cash in exchange for each of their shares of MoneyTree common stock in the merger on the following basis:
•
3.5832 shares of United common stock for each share of MoneyTree common stock and 89.58 shares of United Common Stock for each share of MoneyTree Series C preferred stock; or

•
$65.00 in cash, without interest, for each share of MoneyTree common stock and $1,625.00 in cash, without interest, for each share of MoneyTree Series C preferred stock.

provided, that an aggregate of no more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. Although each MoneyTree shareholder may elect to receive cash or stock, if the aggregate cash elections are greater than the maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the maximum. Alternatively, if the aggregate stock elections are greater than the maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the maximum.
For example, if you elect to receive cash for 1,000 shares of MoneyTree common stock and the aggregate cash elections exceed by 10% the 154,428 MoneyTree share maximum, the shares for which you will be paid cash will be reduced to the number determined by dividing your cash election by the aggregate cash elections and multiplying that quotient by the 154,428 cash election maximum. This proration will result in you receiving cash for 909 of your MoneyTree shares and being treated as if you had elected to receive stock for your remaining 91 shares.
At the time you vote with respect to the merger agreement, you will not know how much cash or the number of United shares you will receive as a result of the merger.
United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on the closing price of United common stock on the Nadsaq Global Select Market on the trading day immediately preceding the effective time of the merger.
Merger Consideration Adjustment and Termination Rights
Because a portion of the merger consideration includes United common stock payable at fixed exchange ratios for MoneyTree common stock and Series C preferred stock and the market value of the United common stock changes daily, the total value of the merger consideration will fluctuate. Neither United nor MoneyTree can give you any assurance as to the price of United common stock or the value of the merger consideration when the merger becomes effective or when United’s shares are delivered to you. As an illustration, assuming the merger had been completed on January 27, 2015, the date the merger agreement was executed, the aggregate merger consideration payable pursuant to stock and cash elections (which does not include payments to holders of MoneyTree options of  $10.00 per option) would have been $52,326,841. However, assuming the merger had been completed on March 27, 2015, the most recent date available before these materials were mailed, the aggregate merger consideration payable pursuant to stock and cash elections would have been $54,355,315.41.
Under the merger agreement, the merger consideration may be adjusted if the average closing price of United common stock for the 20 day period preceding the tenth trading day prior to the closing date of the merger is greater than $20.86 or less than $15.42 per share and the percentage change in the United common stock price from $18.14 is greater than 115% of the concurrent percentage change in the Nasdaq Bank Index from $2,629.10 and the average closing price for the 20 day period preceding the tenth trading day prior to the closing date of the merger. In such case, the stock portion of the merger consideration may be adjusted by the amount which would cause the value of the portion of the merger consideration payable in United common stock to be increased or decreased by the difference between the percentage change in the United common stock price and a 115% change in the Nasdaq Bank Index.
For example, assume that United’s average closing price decreased 16% from $18.14 to $15.23 and that the concurrent average price per share of the Nasdaq Bank Index decreased 10%. In that case, MoneyTree would then have the right to terminate the merger agreement because the United common stock price is less than $15.42 and the percentage change in the United common stock price is greater than 115% of the percentage change in the Nasdaq Bank Index. United can prevent the merger agreement from terminating by electing to increase the merger consideration by an amount equal to 4.5% of the value of the stock consideration. In this example, 4.5% is the difference between the percentage change in the United common stock price and 115% of the percentage change in the Nasdaq Bank Index. If United elected not to make the adjustment, MoneyTree could, but would not be required to, terminate the merger agreement and the merger would not be completed.
Alternatively, assume that United’s average closing price increased 23.5% from $18.14 to $22.40 and that the concurrent change in the Nasdaq Bank Index increased 15%. In that case, United would then have the right to adjust the merger consideration because the United common stock price is greater than $20.86 and the percentage change in the United common stock price is greater than 115% of the percentage change in the Nasdaq Bank Index. United could elect to decrease the merger consideration by an amount equal to 6.2% of the value of the stock consideration. In this example, 6.2% is the difference between the percentage change in the United common stock price and 115% of the percentage change in the Nasdaq Bank Index. MoneyTree could, but would not be required to, terminate the merger agreement because of the adjustment and the merger would not be completed. If United elected not to make the adjustment, the merger agreement would not be terminable by MoneyTree.
This summary highlights selected information regarding the merger consideration adjustment and termination provisions in the merger agreement. For a more complete description of these terms, you should carefully read the Agreement and Plan of Merger included in Appendix A to these materials. In addition, we urge you to obtain current information on the market value of United shares. See “Summary — Markets for Common Stock” on page 6.
The Merger Agreement
The material features of the merger agreement are summarized below:
Effective Date
The merger agreement provides that the merger will be effective upon the approval of the Agreement and Plan of Merger by the shareholders of MoneyTree and the filing of the Certificate of Merger reflecting the merger with the Secretary of State of the State of Georgia.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia. Management of United and MoneyTree anticipate that the merger will become effective during the second quarter of 2015.
Terms of the Merger
If MoneyTree shareholders approve the merger and subject to required regulatory approvals, MoneyTree will be merged with and into United. In connection with the merger, MoneyTree shareholders will receive United common stock or cash or a combination of both in exchange for their MoneyTree common stock, subject to adjustment and proration as previously described. United shareholders will continue to hold their existing United common stock.

If, prior to the merger closing, the outstanding shares of United common stock or MoneyTree common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, reverse stock split, recapitalization, reduction of capital or other transaction, the number of shares of United common stock and/or cash to be delivered pursuant to the merger in exchange for a share of MoneyTree common stock or Series C preferred stock will be proportionately adjusted.
If the merger is completed, MoneyTree will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and MoneyTree will cease to exist as a separate entity. Following the merger, MoneyTree’s subsidiary, First National Bank, will be merged with and into United Community Bank, Blairsville, Georgia, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.
Registration of United Common Stock
As a condition to the merger, United agreed to register with the Securities and Exchange Commission the shares of United common stock to be exchanged for shares of MoneyTree common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of MoneyTree common stock, and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.
MoneyTree Option Holders
United has agreed to pay the holder of each MoneyTree option $10.00 in cash for each option.
Termination and Conditions of Closing
The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of MoneyTree, but not later than the effective date of the merger:
(1)
by United, if a material adverse effect (as defined in the merger agreement) has occurred, or if MoneyTree has suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business;

(2)
by MoneyTree, if a material adverse change in the business, operations or financial condition of United on a consolidated basis shall have occurred, which change would reasonably be expected to have a material adverse effect on the market price of United’s common stock or would materially affect or impair its ability to conduct its business.

(3)
by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

(4)
by either party, in the event of a material breach by the other party of any covenant, agreement or obligation contained in the merger agreement which breach has not been cured within 20 days after the giving of written notice of the breach or, if such breach is not capable of being cured within 20 days, the breaching party has not begun to cure such breach within 20 days after such written notice;

(5)
by United, if it learns of any facts or conditions not disclosed by MoneyTree in the merger agreement, the disclosure memorandum or its financial statements, which facts or conditions were required to be disclosed, and which materially and adversely affects such business, properties, assets, or earnings or the ownership, value or continuance thereof;

(6)
by either party, if required regulatory approval has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

(7)
by either party, if the merger has not occurred on or before September 30, 2015;

(8)
by United, if the holders of more than 10% of the outstanding shares of MoneyTree common stock elect to exercise statutory dissenters’ rights;

(9)
by either party, if the MoneyTree shareholders do not approve the merger agreement; or

(10)
by MoneyTree, as described in “— Merger Consideration Adjustment and Termination Rights” on page 17;

MoneyTree must pay to United a termination fee of  $2 million, if, while a competing offer for the acquisition of MoneyTree by a party other than United is outstanding or after such an offer has been accepted by MoneyTree:
•
either party terminates the agreement because the MoneyTree shareholders did not approve the merger;

•
MoneyTree terminates the agreement other than pursuant to either (2) – (4) listed above; or

•
United terminates the agreement.

The following summarizes the required conditions of closing:
•
the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

•
the performance of all agreements and the satisfaction of all conditions required by the merger agreement;

•
the delivery of officers’ certificates, secretary’s certificates, and legal opinions to MoneyTree and United by the other;

•
the execution of an agreement by each director of MoneyTree, pursuant to which each of them agrees: (i) to recommend, subject to any applicable fiduciary duty, to MoneyTree shareholders approval of the merger; (ii) to vote the capital stock of MoneyTree owned or controlled by them in favor of the merger; (iii) to transfer or assign shares of United common stock, received by them in connection with the merger only in compliance with the Securities Act of 1933, applicable state securities laws and the rules and regulations promulgated under either; and (iv) to not compete with United for a period of one year after the closing date of the merger;

•
approval of the merger by at least a majority of the shares of MoneyTree common stock and Series C preferred stock, voting as a separate class, held by MoneyTree shareholders;

•
approvals of governmental authorities, and the expiration of any regulatory waiting periods;

•
effectiveness of the registration statement of United relating to the shares of United common stock to be issued to MoneyTree shareholders in the merger, of which this document forms a part; and

•
the receipt by United of a letter from Pugh CPAs with respect to MoneyTree’s unaudited financial statements from December 31, 2014 through the date of the most recent monthly financial statements available in the ordinary course of business.

Surrender of Certificates and Election of Consideration
After the effective date of the merger, each holder of MoneyTree common stock and Series C preferred stock (as of that date) will be required to deliver the certificates representing such holder’s shares of MoneyTree common stock and Series C preferred stock to United’s exchange agent, Continental Stock Transfer & Trust Company, in order to receive payment of the consideration from United in connection with the merger. Each holder of MoneyTree common stock must complete and return the enclosed election form by 7:00 p.m., Eastern time, on April 26, 2015 or at the special shareholders meeting to be held on April 27, 2015 indicating his, her or its preference as to the proportion of United common stock and/or cash he, she or it wishes to receive upon delivery of his, her or its shares of MoneyTree common stock and Series C preferred stock.

Although each MoneyTree shareholder may elect to receive all cash or all stock, an aggregate of no more 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree common stock and 1,622 shares of MoneyTree Series C preferred stock may be exchanged for United common stock. Accordingly, if the aggregate cash elections are greater than the maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the maximum. Alternatively, if the aggregate stock elections are greater than the maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the maximum. If a holder does not make an election by 7:00 p.m., Eastern time, on April 26, 2015 or at the special shareholders meeting to be held on April 27, 2015, the holder will be treated as though it elected to receive cash unless cash has been fully subscribed by the electing MoneyTree shareholders, in which event such holder will be treated as if he, she or it elected stock.
After delivering shares of MoneyTree common stock, the holder will receive either 3.5832 shares of United common stock, or a cash payment of  $65.00, without interest per share of MoneyTree common stock that such holder owned on the effective date of the merger. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in United common stock.
After delivering shares of MoneyTree Series C preferred stock, the holder will receive either 89.58 shares of United common stock, or a cash payment of  $1,625.00, without interest per share of MoneyTree Series C preferred stock that such holder owned on the effective date of the merger. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in United common stock.
Until a holder delivers MoneyTree common stock or Series C preferred stock, as applicable, to United, the holder may not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of MoneyTree common stock or Series C preferred stock have been converted, if any, and may not receive any notices sent by United to its shareholders with respect to those shares.
Required Shareholder Approval and Consent
The holders of a majority of the outstanding shares of MoneyTree common stock entitled to vote at the special meeting and a majority of the outstanding Series C preferred stock entitled to vote at the special meeting, voting as a separate class, must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.
As of March 27, 2015, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of MoneyTree consisted of 772,142 shares of common stock and 2,027 shares of Series C preferred stock, with each registered holder of MoneyTree common stock and Series C preferred stock being entitled to one vote per share. All of the directors and 10% shareholders of MoneyTree have agreed to vote their shares in favor of the merger. MoneyTree’s directors and 10% shareholders own 270,386 shares, or 35%, of MoneyTree common stock (excluding options).
Additionally, the holder of the MoneyTree Series D preferred stock must consent to the merger.
Expenses
All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by United. All expenses incurred by MoneyTree in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by MoneyTree. The cost of reproducing and mailing these materials will be shared by the parties, with each party paying 50%.

Conduct of Business of MoneyTree Pending Closing
The merger agreement provides that, pending consummation of the merger, MoneyTree will, except with the written consent of United:
•
conduct its business in the ordinary course, without the creation of any indebtedness for borrowed money other than deposits and ordinary and customary accounts and credit arrangements;

•
maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•
maintain and keep in full force and effect all required insurance;

•
preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

•
not pay cash dividends other than quarterly cash dividends payable on the MoneyTree common stock not to exceed, in the aggregate, $0.07 per share of MoneyTree common stock, quarterly cash dividends payable on the MoneyTree Series C preferred stock not to exceed, in the aggregate, $12.50 per share of MoneyTree Series C preferred stock, and all required dividends payable on MoneyTree’s SBLF preferred stock;

•
not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•
make no amendment to its charter or bylaws, and preserve its corporate existence and powers;

•
acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

•
not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

•
make no change in its banking and safe deposit arrangements;

•
not enter into, renew or cancel any material contracts;

•
maintain all books and records in the usual, regular and ordinary course;

•
not prepare or file any tax return inconsistent with past practice, or on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods; make or change any express or deemed election related to taxes; change an annual accounting period; adopt or change any method of accounting, file an amended tax return; surrender any right to claim a refund of taxes; or consent to any extension or waiver of the limitation period applicable to any tax proceedings relating to MoneyTree or First National Bank;

•
file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and

•
adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements or the agreements that are conditions to the closing of the merger.

In addition, the merger agreement provides that MoneyTree will promptly advise United, orally and in writing, of any change or event having, or which the MoneyTree management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of MoneyTree.
Interests of the Directors and Officers of MoneyTree and First National Bank in the Merger
Except as set forth below, no director or officer of MoneyTree, or any of their associates, has any direct or indirect material interest in the merger other than owning shares of MoneyTree common stock or Series C preferred stock which will be converted in the merger into United common stock and cash. United and MoneyTree do not anticipate that the merger will result in any material change in compensation to employees of MoneyTree.

C. David Allen, President, Chief Executive Officer and Director of MoneyTree and First National Bank, has entered into a consulting agreement effective through December 31, 2016 with United and will terminate any agreements related to employment in connection with the merger. At the closing of the merger, various other First National Bank officers will continue employment with United or its subsidiaries.
United will provide liability insurance to the present directors and officers of MoneyTree and First National Bank for a period of six years following the closing of the merger for actions taken by such directors and officers in such capacity.
United has agreed to provide to officers and employees of MoneyTree and First National Bank who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.
Differences in Legal Rights Between Shareholders of MoneyTree and United
Following the merger you will no longer be a MoneyTree shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by MoneyTree’s charter and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws. Your former rights as a MoneyTree shareholder and your new rights as a United shareholder are different in certain ways, including the following:
Composition of Board of Directors
MoneyTree’s board of directors consists of 10 members, while United’s consists of 9 members.
Removal of Directors
The bylaws of MoneyTree provide that directors may be removed with or without cause, upon the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote in an election of Directors.
The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.
Approval of Business Transactions
Neither the charter nor bylaws of MoneyTree require any supermajority approval of business transactions.
Neither the articles of incorporation nor bylaws of United require any supermajority approval of business transactions generally. The articles of incorporation of United provide that in order to engage in a merger, consolidation, sale or transfer or disposition of all or substantially all of the assets of United, sale of  $1 million or more in securities, a plan of liquidation, or any other transaction with any holder of 10% or more of the issued and outstanding shares of United that would increase the percentage ownership of such shareholder, such transaction must be approved by either a resolution adopted by at least three-fourths of the directors then in office, or the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of United and the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by such shareholder.
Amendments to Charter and Bylaws
MoneyTree’s charter provide that action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the board of directors.

The articles of incorporation of United provide that its articles of incorporation may be amended to increase its authorized shares by a majority vote of the outstanding shares. Otherwise, its articles of incorporation and bylaws may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote.
Securities Exchange Act Reporting
MoneyTree is not subject to any of the filing requirements with the Securities and Exchange Commission.
United is subject to filing requirements under the Securities Exchange Act of 1934. These filing requirements are both periodic and transaction-based obligations whereby United discloses certain information to the Securities and Exchange Commission, and this information is subsequently made available to the public.
Dividends
MoneyTree declared cash dividends of  $0.28 per share in 2014 and $0.14 per share in 2013. No cash dividends were declared on MoneyTree’s common stock in 2012.
United declared cash dividends of  $0.05 per share of common stock in the first quarter of 2015 (to be paid to shareholders of record as of March 15, 2015) and $.11 per share, in the aggregate, in 2014. No cash dividends were declared on United’s common stock in 2013 or 2012. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary bank. The ability of United’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
Accounting Treatment
The merger will be accounted for as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of MoneyTree will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of MoneyTree acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles.
Regulatory Approvals
The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia must approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.
The review of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation or the Georgia Department of Banking and Finance will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of MoneyTree. Further, no shareholder should construe an approval of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation or the Georgia Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.
Rights of Dissenting Shareholders
Under Tennessee law, holders of MoneyTree common stock and Series C preferred stock will be entitled to dissent from the merger and to obtain payment in cash for the fair value of his or her shares of

MoneyTree common stock. Set forth below is a summary of the procedures that must be followed by such MoneyTree shareholders in order to exercise dissenters’ rights. The full text of the applicable Tennessee statute is attached to this proxy statement/prospectus as Appendix B.
Holders of MoneyTree common stock and Series C preferred stock who wish to assert dissenters’ rights (i) must deliver to MoneyTree, before the vote on the merger agreement is taken, written notice of his or her intent to demand payment for his or her shares if the merger is effectuated and (ii) must not vote his or her shares in favor of the merger agreement. If the merger is approved at the MoneyTree special shareholders’ meeting, MoneyTree will deliver, no later than 10 days after the date that the merger is completed, a written dissenters’ notice to all MoneyTree shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where and when stock certificates must be deposited and will set a date by which MoneyTree must receive the payment demand, which date will not be less than one nor more than two months after the written dissenters’ notice is delivered. A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters’ notice will not be entitled to payment for his or her shares, and such shareholder’s shares of MoneyTree common stock or Series C preferred stock will be converted into the right to receive the merger consideration in connection with the merger.
Within 10 days of the later of the date of the merger or receipt of a payment demand, MoneyTree will, by written notice, offer to pay to each dissenting shareholder who properly demanded payment the amount MoneyTree estimates to be the fair value of his or her shares, plus accrued interest. If the shareholder believes that the amount offered is less than the fair value of his or her shares or that the interest is incorrectly calculated, the shareholder may notify MoneyTree in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate. If a demand for payment remains unsettled, MoneyTree will commence a court proceeding to determine the fair value of the shares and the accrued interest.
Exercise of dissenters’ rights by MoneyTree shareholders will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.
MoneyTree urges its shareholders to read all of the dissenters’ rights provisions of the Tennessee Business Corporation Act, which are set forth in full in Appendix B to these materials and which are incorporated herein by reference.
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel
Consideration Received for MoneyTree Common Stock and Series C Preferred Stock
MoneyTree has received an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:
•
the merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

•
no gain or loss will be recognized by MoneyTree as a result of the merger;

•
no gain or loss will be recognized by holders of MoneyTree common stock or Series C preferred stock upon the exchange of MoneyTree common stock or Series C preferred stock solely for United common stock as a result of the merger;

•
if pursuant to the merger a MoneyTree shareholder exchanges all of his or her shares of MoneyTree common stock or Series C preferred stock for a combination of United stock and cash, the MoneyTree shareholder will generally recognize gain (but not loss) in an amount equal to the lesser of  (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash, but not cash received in lieu of a fractional share, and the fair market value of the United common stock received pursuant to the merger over such shareholder’s adjusted tax basis in its shares of MoneyTree common stock or Series C preferred stock surrendered), and (ii) the amount of cash (but not cash in lieu of a fractional share) received pursuant to the merger. Any recognized gain will generally be long-term capital gain if the MoneyTree shareholder’s holding period with respect to the MoneyTree common stock or Series C preferred stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the holder’s ratable share of MoneyTree’s accumulated earnings and profits as calculated for federal income tax purposes;
•
gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, by MoneyTree common stock and Series C preferred stock holders upon their receipt of solely cash for their shares of MoneyTree common stock or Series C preferred stock, including cash received (i) as a result of a cash election; (ii) in lieu of fractional shares of United common stock, and (iii) upon their exercise of dissenters’ rights and will be taxed as ordinary income or capital gain as discussed above;

•
the aggregate tax basis of United common stock received by shareholders of MoneyTree pursuant to the merger will be the same as the tax basis of the shares of MoneyTree common stock or Series C preferred stock exchanged therefore, (i) decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United, (ii) decrease by the amount of cash received by a shareholder in the merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a shareholder in the merger (other than gain recognized with respect to fractional shares);

•
the holding period of the shares of United common stock received by the shareholders of MoneyTree will include the holding period of the shares of MoneyTree common stock or Series C preferred stock exchanged, provided that the common stock or Series C preferred stock of MoneyTree is held as a capital asset on the date of the consummation of the merger; and

•
as a result of the subsidiary merger of First National Bank into United Community Bank, no gain or loss shall be recognized to First National Bank or United Community Bank.

Consideration Received for MoneyTree Options
Holders of MoneyTree options issued to the holder in connection with their employment by MoneyTree will recognize ordinary income upon their receipt of cash in exchange for or cancellation of each option, and may be subject to payroll tax withholding on such payment. Holders of MoneyTree options or warrants received other than in connection with their employment by MoneyTree will recognize ordinary income or capital gain (or loss) upon the receipt of cash in exchange for or cancellation of such option or warrant depending on a variety of individual circumstances, including how long such options or warrants were held and the circumstances under which they were granted. No opinion has been provided by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding the character of such income or gain resulting from the receipt of cash with respect to such options or warrants, and such holders are advised to consult with their own tax advisors as to any tax consequences of the exchange of their options or warrants.
No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.
The preceding discussion relates to the material federal income tax consequences of the merger to MoneyTree shareholders generally. You are advised to consult your own tax advisors as to any state, local, or other tax consequences of the merger.
Opinion of MoneyTree’s Financial Advisor
On October 16, 2014, MoneyTree’s board of directors retained Sterne Agee to act as financial adviser to MoneyTree regarding a potential merger transaction, which resulted in the merger agreement with United. As part of the engagement, Sterne Agee was asked to assess the fairness, from a financial point of view, of the merger consideration to MoneyTree shareholders. Sterne Agee, a nationally recognized investment banking firm with offices throughout the United States, has substantial experience in transactions similar to the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises. Other than with respect to the proposed merger, Sterne Agee has not been engaged to provide services to MoneyTree, or any of its affiliates, during the past two years.
As part of its engagement, Sterne Agee participated in MoneyTree’s board of directors meeting held on January 27, 2015, during which MoneyTree’s board of directors evaluated the proposed merger. At this meeting, Sterne Agee reviewed the financial aspects of the proposed transaction and rendered an opinion that, as of the date of the merger agreement, the merger consideration was fair, from a financial point of view, to MoneyTree’s shareholders. MoneyTree’s board of directors approved the merger agreement at this meeting.
The full text of Sterne Agee’s written opinion is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. MoneyTree’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Sterne Agee has approved the inclusion and summary of its opinion in this proxy statement/prospectus.
Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to MoneyTree’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to any matter relating to the merger.
In rendering its opinion, Sterne Agee, among other things:
•
Reviewed the merger agreement dated January 27, 2015 and the bank merger agreement dated January 27, 2015;

•
Reviewed certain publicly-available financial and business information of MoneyTree, United, and their affiliates which we deemed to be relevant;

•
Reviewed certain information primarily financial in nature, including financial forecasts, relating to the business, assets, liabilities, and earnings of MoneyTree provided to us by MoneyTree and its affiliates for purposes of our analysis;

•
Reviewed materials detailing the merger prepared by MoneyTree, United and their affiliates and by their respective legal and accounting advisors;

•
Conducted conversations with members of senior management and representatives of MoneyTree and United regarding the matters described in bullets 1 – 4 above, as well as their respective businesses and prospects before and after giving effect to the merger;

•
Compared certain financial metrics of MoneyTree and United with similarly publicly available financial metrics of other selected publicly traded banks and thrifts that we deemed to be relevant;

•
Analyzed the financial terms of the merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity that we deemed to be relevant to the extent publicly available;

•
Analyzed the merger consideration offered relative to MoneyTree’s tangible book value, core deposits, and last twelve months earnings as of December 31, 2014;

•
Analyzed the pro forma impact of the merger on earnings per share, certain balance sheet items and certain capital ratios of United on a pro forma basis, as of the expected effective time;

•
Analyzed the pro forma impact of the merger on earnings per share and dividends per share of MoneyTree; and

•
Reviewed such other financial information, studies, analyses and investigations and took into account such other information as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

Sterne Agee, in conducting its review and arriving at its opinion, relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon the management of MoneyTree and United as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee did not make or obtain any evaluation or appraisal of the property of MoneyTree or United, nor did it examine any individual credit files.
The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by MoneyTree’s and United’s senior management teams. MoneyTree and United do not publicly disclose internal management projections of the type provided to Sterne Agee in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.
For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:
•
the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•
all conditions to the completion of the merger will be satisfied without any waiver; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Sterne Agee further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the price at which shares of United common stock will trade following the announcement of the merger, the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the price at which the shares of common stock of the combined company will trade following the completion of the merger.
In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, MoneyTree and United. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the MoneyTree board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the MoneyTree board of directors with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by Sterne Agee to the MoneyTree board of directors on January 27, 2015, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the MoneyTree board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Summary of Proposal.   Sterne Agee reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, upon the merger, each outstanding share of MoneyTree common stock, par value $2.50, and holders of MoneyTree Series C preferred stock shall be entitled to elect to receive, in exchange for their shares of MoneyTree common stock and MoneyTree Series C preferred stock, shares of United stock, cash, or a combination thereof, based on an exchange ratio of 3.5832 of United stock for each outstanding share of MoneyTree common stock and 89.58 shares of United stock for each outstanding share of MoneyTree’s Series C preferred stock and $65.00 in cash, without interest, per share of MoneyTree common stock and $1,625 in cash, without interest, per share of MoneyTree’s Series C preferred stock. No more than 154,428 shares of MoneyTree common stock and 405 shares of MoneyTree Series C preferred stock may be exchanged for cash and no more than 617,714 shares of MoneyTree common stock and 1,622 of MoneyTree Series C preferred stock may be exchanged for United stock.
MONEYTREE PUBLIC PEER ANALYSIS
For MoneyTree’s public peers, Sterne Agee selected the following nationwide banks traded on a major exchange with total assets between $250 million and $750 million, tangible common equity to tangible assets between 7.0% and 12.0%, nonperforming assets to assets less than 3.0%, and core last twelve months return on average assets between 0.0% and 1.0%.
Mackinack Financial Corporation	First South Bancorp, Inc.
First Savings Financial Group, Inc.	Bancorp of New Jersey, Inc.
DNB Financial Corporation	United Bancshares, Inc.
First Clover Leaf Financial Corp.	Guaranty Federal Bancshares, Inc.
First Capital Bancorp, Inc.	Citizens Community Bancorp, Inc.
Eagle Bancorp Montana, Inc.	Bank of the James Financial Group, Inc.
Wayne Savings Bancshares, Inc.	Glen Burnie Bancorp
United Bancorp, Inc.	Southwest Georgia Financial Corporation
First West Virginia Bancorp, Inc.	WVS Financial Corp
To perform this analysis, Sterne Agee used financial information as of the most recent publicly available information, including last twelve months data which is 12 months prior to the most recent publicly available information. For MoneyTree, Sterne Agee used financial data as of or for the twelve months ended December 31, 2014. Total assets and tangible common equity to tangible assets were pro forma for pending acquisitions when available. The market price information was as of January 23, 2015. Sterne Agee’s analysis showed the following concerning MoneyTree and its peer group’s high, low and median financial performance, financial condition and market performance metrics:

	MoneyTree	Peer Group High	Peer Group Low	Peer Group Median
Total Assets(1)	$428.4	$745.0	$317.2	$585.0
Tangible Common Equity/Tangible Assets	9.06%	10.93%	7.09%	9.48%
Nonperforming Assets/Assets	0.28%	1.98%	0.15%	1.29%
Core Return on Average Assets(2)	0.64%	0.99%	0.33%	0.66%
Core Return on Average Equity(2)	6.13%	9.38%	3.18%	6.41%
Market Cap(1)	—	$76.8	$22.8	$50.1
Price/Tangible Book Value	—	125.5%	71.5%	98.7%
Price/LTM Earnings	—	21.8x	10.6x	14.4x
Price/52-Week High	—	100.0%	71.2%	90.7%
Dividend Yield	—	4.5%	0.0%	2.2%

(1)
Dollars in millions.

(2)
Core income defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of goodwill and nonrecurring items. The assumed tax rate on adjustments is 35%.

The analysis compared publicly available market valuation information for MoneyTree’s public peers to determine implied valuation for MoneyTree.
Implied Value Based On:	Implied Valuation High	Implied Valuation Low	Implied Valuation Median
Price/LTM Earnings(1)	$67.34	$32.66	$44.39
Price/Tangible Book Value(2)	$59.22	$33.74	$46.56

(1)
Based on MoneyTree’s fiscal year 2014 earnings per share after SBLF dividend payment of  $3.09.

(2)
Based on MoneyTree’s December 31, 2014 tangible book value per share of  $47.18.

The implied MoneyTree values above compare to a transaction price of  $64.28 based on market data as of January 23, 2015.
UNITED PUBLIC PEER ANALYSIS
For United’s public peers, Sterne Agee selected the following Southeast banks traded on a major exchange with total assets between $4 billion and $15 billion.
Trustmark Corporation	United Bankshares, Inc.
Bank of the Ozarks, Inc.	WesBanco, Inc.
South State Corporation	United First National Corporation
Renasant Corporation	Home BancShares, Inc.
Union Bankshares Corporation	Capital Bank Financial Corp.
TowneBank	FCB Financial Holdings, Inc.
Pinnacle Financial Partners, Inc.	BNC Bancorp
Yadkin Financial Corporation	ServisFirst Bancshares, Inc.
To perform this analysis, Sterne Agee used financial information as of the most recent publicly available information, including last twelve months data which is 12 months prior to the most recent publicly available information. Total assets and tangible common equity to tangible assets were pro forma for pending acquisitions when available. The market price information was as of January 23, 2015. Sterne Agee’s analysis showed the following concerning United and its peer group’s high, low and median financial performance, financial condition and market performance metrics:
	UCBI	Peer Group High	Peer Group Low	Peer Group Median

Total Assets(1)	$7,567.0	$12,096.3	$4,176.3	$7,298.8
Tangible Common Equity/Tangible Assets	9.73%	13.93%	6.80%	8.81%
Nonperforming Assets/Assets	1.33%	1.79%	0.56%	1.04%
Core Return on Average Assets(2)	0.88%	2.13%	0.44%	1.08%
Core Return on Average Equity(2)	9.10%	16.01%	2.91%	9.36%
Market Cap(1)	$1,078.0	$2,794.9	$547.7	$1,006.6
Price/Tangible Book Value	146.5%	348.1%	124.9%	198.2%
Price/2014 EPS	15.2x	26.3x	12.7x	16.4x
Price/2015 EPS	14.1x	19.8x	11.7x	13.6x
Price/2016 EPS	12.8x	17.9x	10.1x	12.0x
Dividend Yield	1.1%	4.0%	0.0%	1.6%
LTM Weekly Vol./Shares Out.	3.2%	2.9%	0.5%	1.5%

(1)
Dollars in millions.

(2)
Core income defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of goodwill and nonrecurring items. The assumed tax rate on adjustments is 35%.

The analysis compared publicly available market value information for United’s public peers to determine implied valuation for United.
Implied Value Based On:	Implied Valuation High	Implied Valuation Low	Implied Valuation Median
Price/Tangible Book Value	$42.52	$15.26	$24.21
Price/2014 EPS	$29.25	$14.10	$18.25
Price/2015 EPS(1)	$25.10	$14.86	$17.31
Price/2016 EPS(1)	$24.82	$13.93	$16.65

(1)
Based on median analyst estimates of United’s earnings.

The implied United values above compare to a United share price of  $17.89 as of January 23, 2015.
Discounted Cash Flow Analysis
MoneyTree
Sterne Agee estimated the present value of all shares of MoneyTree stock based on MoneyTree’s estimated future earnings stream beginning in 2015. In performing this analysis, Sterne Agee used MoneyTree management’s guidance for fiscal years 2015 to 2019 to derive projected after-tax cash flows. In determining cash flows available to shareholders, Sterne Agee assumed that MoneyTree would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for MoneyTree. The analysis assumed discount rates ranging from 14.0% to 22.0% and terminal multiples ranging from 12.0 times to 16.0 times fiscal year 2019 forecasted earnings. This resulted in a standalone discounted cash flow analysis range of value of MoneyTree from $32.26 to $53.13 per share. This compares to a transaction price of  $64.28 based on market data as of January 23, 2015.
United
Sterne Agee estimated the present value of all shares of United stock based on United’s estimated future earnings stream beginning in 2015. In performing this analysis, Sterne Agee used consensus analyst estimates for United’s fiscal years 2015 and 2016 and earnings and asset growth of 6.0% and 4.5%, respectively, thereafter, to derive projected after-tax cash flows. In determining cash flows available to shareholders, Sterne Agee assumed that United would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for United. The analysis assumed discount rates ranging from 11.7% to 13.7% and terminal multiples ranging from 12.0 times to 16.0 times fiscal year 2019 forecasted earnings. This resulted in a standalone discounted cash flow analysis range of value of United from $15.39 to $20.14 per share. This compares to a United share price of  $17.89 as of January 23, 2015.
Precedent Transactions Valuation Analysis.   Sterne Agee reviewed publicly available information related to nationwide bank acquisition transactions since January 1, 2013 with target assets between $250 million and $750 million and nonperforming assets to assets less than 2.0%. The 44 transactions included in this group were:
Acquiror:	Acquired Company:
First NBC Bank Holding Co.	State Investors Bancorp Inc.
Stupp Bros. Inc.	Southern Commercial Bank
ESB Bancorp MHC	Citizens National Bancorp Inc.
Pacific Continental Corp.	Capital Pacific Bancorp
Berkshire Hills Bancorp Inc.	Hampden Bancorp Inc.
Durant Bancorp Inc.	Consolidated Equity Corp.
Pacific Premier Bancorp	Independence Bank
First Horizon National Corp.	TrustAtlantic Financial Corp.
IBERIABANK Corp.	Florida Bank Group Inc.
Independent Bank Corp.	Peoples Federal Bancshares Inc
Peoples Bancorp Inc.	NB&T Financial Group Inc.
Old National Bancorp	Founders Financial Corp.
Magnolia Banking Corp.	First National Bancshares
Univest Corp. of Pennsylvania	Valley Green Bank
BNC Bancorp	Harbor Bank Group Inc.
Independent Bk Group Inc.	Houston City Bancshares Inc.
Bryn Mawr Bank Corp.	Continental Bank Holdings Inc
Green Bancorp Inc.	SP Bancorp Inc.
Home BancShares Inc.	Florida Traditions Bank
CB Financial Services Inc.	FedFirst Financial Corp.
F.N.B. Corp.	OBA Financial Services Inc
Peoples Bancorp Inc.	Ohio Heritage Bancorp Inc.
CBFH Inc.	MC Bancshares Inc.
IBERIABANK Corp.	First Private Holdings Inc.
BancorpSouth Inc.	Ouachita Bancshares Corp.
First Financial Bancorp.	First Bexley Bank

Acquiror:	Acquired Company:
Mascoma Mutual Finl Svcs Corp.	Connecticut River Bancorp Inc.
Banco Sabadell SA	JGB Bank NA
Home Bancorp Inc.	Britton & Koontz Capital Corp.
NewBridge Bancorp	CapStone Bank
New Century Bancorp Inc.	Select Bancorp Inc.
Cardinal Financial Corp.	United Financial Banking Co.
Stonegate Bank	Florida Shores Bancorp Inc.
Wilshire Bancorp Inc.	Saehan Bancorp
Commerce Bancshares Inc.	Summit Bancshares Inc.
Independent Bank Corp.	Mayflower Bancorp Inc.
CBFH Inc.	VB Texas Inc.
Glacier Bancorp Inc.	North Cascades Bancshares Inc.
CNB Financial Corp.	FC Banc Corp.
SI Financial Group Inc.	Newport Bancorp Inc.
Glacier Bancorp Inc.	Wheatland Bankshares Inc.
QCR Holdings Inc.	Community National Bancorp.
First Financial Bankshares	Orange SB SSB
Lakeland Bancorp	Somerset Hills Bancorp
Using the comparable transactions, Sterne Agee derived and compared, among other things, the implied deal value paid for the acquired company to:
•
net income attributable to common shareholders for the twelve months prior to announcement;

•
tangible book value of the acquired company based on the most recent publicly available financial statements prior to announcement; and,

•
the premium paid on tangible common equity divided by the core deposits (total deposits less time deposits greater than $100,000) of the acquired company based on the most recent publicly available financial statements prior to announcement.

As illustrated in the following table, Sterne Agee compared the transaction price to the high, low and median implied valuation based on the selected comparable transactions.
Implied Value Based On:	Implied Valuation High	Implied Valuation Low	Implied Valuation Median
Nationwide
Price/LTM Earnings(1)	$81.75	$33.57	$57.98
Price/Tangible Book Value(2)	$110.38	$42.47	$68.78
Core Deposit Premium(3)	$105.10	$48.55	$75.42
Southeast(4)
Price/LTM Earnings(1)	$72.02	$43.40	$54.58
Price/Tangible Book Value(2)	$103.66	$42.47	$66.99
Core Deposit Premium(3)	$90.33	$61.30	$77.62

(1)
Based on MoneyTree’s fiscal year 2014 earnings per share after SBLF dividend payment of  $3.09.

(2)
Based on MoneyTree’s December 31, 2014 tangible book value per share of  $47.18.

(3)
Based on MoneyTree’s core deposits of  $369.62 per share.

(4)
Southeast transactions include those involving a target headquartered in the state of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia.

The implied values above compare to a transaction price of  $64.28 based on market data as of January 23, 2015.
Financial Impact Analysis.   Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of MoneyTree and United. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of MoneyTree and United. In the course of this analysis, Sterne Agee used earnings estimates for MoneyTree based on management guidance for fiscal years 2015 to 2019. For United, Sterne Agee used consensus analyst estimates for United’s fiscal years 2015 and 2016 and earnings and asset growth of 6.0% and 4.5%, respectively, thereafter. This analysis indicated that the merger is expected to be accretive to MoneyTree’s estimated earnings per share in 2015, 2016 and 2017. The analysis also showed that MoneyTree shareholders’ implied annual dividend would be $0.72 per share based on a United annual dividend of  $0.20 and an exchange ratio of 3.5832. This compares to a $0.28 per share standalone annual dividend and indicates an approximate 155.9% pick-up in annual dividend from a MoneyTree shareholder perspective. The analysis further indicated that the merger is expected to be accretive to United’s estimated earnings per share in 2015, 2016 and 2017. The analysis also showed that the merger is expected to be initially dilutive to tangible book value per share for United with a tangible book value earnback period of 2.75 years and that the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by United following the merger will vary from the projected results, and the variations may be material.
Other Analyses.   Sterne Agee reviewed the relative stock performance of United to a variety of relevant indices. Sterne Agee also reviewed earnings estimates, loan and deposit composition, deposit market share, pro forma branch footprint, balance sheet composition and other financial data for MoneyTree and United.
Relationships.   Sterne Agee acted as MoneyTree’s exclusive financial advisor in connection with the merger and will receive a total transaction fee equal to 1.20% of the consideration paid at closing for its services. MoneyTree also agreed to pay Sterne Agee a fee to render the fairness opinion in connection with the merger, which was due and payable at the time the opinion was rendered and which will be credited toward the total transaction fee due at closing. Sterne Agee’s fairness opinion was approved by the Sterne Agee fairness committee. Additionally, MoneyTree has also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.
In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from and sell securities to MoneyTree and United or their respective affiliates.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
General
Financial and other information about United is set forth on United’s Form 10-K for the year ended December 31, 2014 (which includes certain provisions of United’s Proxy Statement for its 2015 Annual Meeting) which is incorporated herein by reference.
Securities
The authorized capital stock of United currently consists of 100,000,000 shares of common stock, $1.00 par value per share, 30,000,000 shares of non-voting common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share.
Common Stock
All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Upon liquidation, holders of United’s common stock, together with holders of United’s non-voting common stock, junior preferred stock and junior participating preferred stock and Series E preferred stock, will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, and after all distributions payments are made to holders of United’s Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, all of United’s assets available for distribution, in cash or in kind.
Subject to the rights of holders of United’s Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock to receive dividends, all shares of United’s common stock, together with all shares of United’s non-voting common stock, junior preferred stock and Series E preferred stock, are entitled to share equally in any dividends that United’s board of directors may declare on its common stock, non-voting common stock, junior preferred stock and Series E preferred stock from sources legally available for distribution.
The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.
As of March 27, 2015, 50,218,601 shares of common stock were issued and outstanding, exclusive of 399,316 shares issuable to participants in United’s Deferred Compensation Plan and 1,090,861 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock.
Non-Voting Common Stock
United’s authorized non-voting common stock consists of 30,000,000 shares. Except with respect to voting rights and as specifically set forth below, the non-voting common stock has the same designations, powers, preferences, limitations, restrictions, and relative rights as, and is identical in all respects to, United’s common stock.
Except as required by Georgia law or United’s articles of incorporation, holders of the non-voting common stock have no right to vote on any matter submitted to a vote at a meeting of United’s shareholders. United’s articles of incorporation provide that, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of the non-voting common stock, voting separately as a class, will be required to amend, alter or repeal any provision of the articles of incorporation that significantly and adversely affects the rights, preferences or privileges of the non-voting common stock.
Subject to any preferential dividend rights of any preferred stock of United, the holders of non-voting common stock will be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by United’s board of directors on the common stock. If a dividend is declared and paid with respect to United’s common stock, then the board of directors will declare and pay an equivalent dividend, on a per share basis, to the non-voting common stock. Likewise, if the board of directors declares and pays a dividend on the non-voting common stock, it will declare and pay an equivalent dividend, on a per share basis, on the common stock.
After distribution in full of any preferential amount to be distributed to the holders of any preferred stock of United, holders of non-voting common stock and common stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to the shareholders ratably in proportion to the number of shares of common stock and non-voting common stock held by them.
The non-voting common stock may be converted into common stock by any holder of non-voting common stock, other than the initial holder of such non-voting common stock or an affiliate thereof, who acquires one or more shares of non-voting common stock in an “Approved Transfer”. An “Approved Transfer” means a sale or other transfer (i) to an affiliate of the holder of the non-voting common stock to be transferred under common control with such holder’s ultimate parent, general partner or investment advisor but only if the transferee agrees in writing for the benefit of United to be bound by the terms of an applicable Investor Agreement; (ii) in a widely distributed public offering registered pursuant to the Securities Act of 1933; (iii) to a person that is acquiring at least a majority of United’s outstanding “voting securities” (as defined in the Bank Holding Company Act and any rules or regulations promulgated thereunder) not including any voting securities such person is acquiring from the holder of the non-voting common stock to be transferred or its affiliates; or (iv) upon certification by the holder of the non-voting common stock to be transferred in writing to United that such holder believes that the transferee shall not, after giving effect to such transfer, own for purposes of the Bank Holding Company Act, or the Change of Bank Control Act, and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of United outstanding at such time.
As of March 27, 2015, 10,080,787 shares of non-voting common stock were issued and outstanding.
Preferred Stock
United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of United’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences, which would deter a tender or exchange offer or discourage the acquisition of control of United.
Of such authorized number of shares of preferred stock, (i) 1,000,000 shares of junior preferred stock are authorized, with no shares issued and outstanding; (ii) 287,411 shares of Series A preferred stock are authorized, with no shares issued and outstanding; (iii) 180,000 shares of Series B preferred stock are authorized, with no shares issued and outstanding; (iv) 65,000 shares of Series C preferred stock are authorized, with no shares issued and outstanding; (v) 25,000 shares of Series D preferred stock are authorized, with no shares issued and outstanding; (vi) 1,000,000 shares of Series E preferred stock are authorized, with no shares issued and outstanding; (vii) 195,872 shares of Series F preferred stock are authorized, with no shares issued and outstanding; and (viii) 151,185 shares of Series G preferred stock are authorized, with no shares issued and outstanding.
Trust Preferred Securities
United has five wholly owned statutory trusts, which have issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures. The debentures represent the sole asset of each of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.
11.295% Trust Preferred Securities
In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II (“United Trust II”), which issued $10 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%. The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 19, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to .565% beginning in 2019. United has provided notice to the trustee of United Trust II that it plans to redeem these securities on March 30, 2015.
9.00% Trust Preferred Securities
In October 2008, United formed a wholly owned Delaware statutory business trust, United Community Statutory Trust II (“United Statutory Trust II”), which issued $12.131 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were used by United Statutory Trust II to purchase $12.131 million in aggregate principal amount of United’s fixed rate junior subordinate debentures, which bear interest at a fixed rate equal to 9.00%. The securities accrue and pay distributions at a fixed rate equal to 9.00% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on October 31, 2038, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust II (i) on or after October 31, 2013 or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, United Statutory Trust II being deemed an investment company or the occurrence of certain adverse tax events.
8.125% Trust Preferred Securities
In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust (“United Trust”), which issued $21 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%. The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust: (1) in whole or in part, on or after July 15, 2008, and (2) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% in 2017.
Floating Rate Trust Preferred Securities
In September 2006, United acquired Southern Bancorp, Inc. (“SBC”) and its wholly owned Delaware statutory trust, Southern Bancorp Capital Trust I (“SBC Trust”), which issued $4.25 million of floating rate capital securities of SBC Trust and $132,000 in floating rate common securities to SBC. The proceeds from the issuance of the securities were used by SBC Trust to purchase $4.382 million of junior subordinated debentures of SBC that bear interest at a rate, reset quarterly, equal to the prime rate plus 100 basis points.

The securities accrue and pay distributions quarterly at the then applicable interest rate. The securities mature on March 31, 2034 unless the maturity date is accelerated pursuant to the indenture after March 31, 2009. United has the right to redeem the debentures purchase by SBC Trust: (1) in whole or in part, on or after March 31, 2009 at par, and (2) in whole (but not in part), at any time, within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event at par. As specified in the debenture, if the debentures are redeemed prior to maturity, the redemption price will include any accrued but unpaid interest.
In October 2008, United formed a wholly owned Delaware statutory business trust, United Community Statutory Trust III (“United Statutory Trust III”), which issued $1.238 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were used by United Statutory Trust III to purchase $1.238 million in aggregate principal amount of United’s variable rate junior subordinate debentures, which bear interest at a variable rate equal to prime plus 3%. The securities accrue and pay distributions at a variable rate equal to the prime rate plus 3% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on October 31, 2038, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust III (i) on or after October 31, 2013 or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, United Statutory Trust III being deemed an investment company or the occurrence of certain adverse tax events.
Transfer Agent and Registrar
The transfer agent and registrar for United’s common stock and the debentures is Continental Stock Transfer & Trust Company.
Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control
Ability to Consider Other Constituencies
United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.
Amendments to Articles of Incorporation and Bylaws
United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Stockholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
Supermajority Approval of Interested Business Combinations
United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United’s board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.
Removal of Directors
United’s articles of incorporation provide that a member of United’s board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

INFORMATION ABOUT MONEYTREE CORPORATION
General — MoneyTree
Moneytree Corporation is a business corporation incorporated on October 17, 2005, under the laws of the State of Tennessee for the purpose of acquiring 100% of the outstanding shares of First National Bank by means of a reorganization, which was completed on December 12, 2005. MoneyTree is registered as a bank holding company under the Federal Reserve Act, and as a result, its activities are subject to the supervision of the Federal Reserve Board. It is contemplated that MoneyTree may seek to enter businesses closely related to banking or to acquire existing businesses already engaged in such activities. Any acquisition by MoneyTree will require prior approval of the Federal Reserve Board and, in some instances, other regulatory agencies.
MoneyTree is in competition with those banks and other financial institutions that compete with First National Bank. In addition, in attempting to acquire other permissible entities, and engaging in activities closely related to banking, MoneyTree competes with other bank holding companies, many of which have far greater assets and financial resources than MoneyTree and whose common stock may be more widely traded than that of MoneyTree.
General — First National Bank
First National Bank is an independent and locally oriented commercial bank headquartered in Lenoir City, Loudon County, Tennessee. First National Bank provides a full range of banking and related financial services with a focus on service to individual clients, small business, and mortgage banking for First National Bank’s clients. The general banking business conducted includes the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer credit operations, and all aspects of a full service bank, including operating a limited trust department.
Property
The main offices of First National Bank are presently located at 200 East Broadway, Lenoir City, Tennessee 37771. The branch offices of First National Bank are located at 16239 Highway 70 E, Lenoir City; Highway 321 (257 Medical Park Drive), Lenoir City; 817 Mulberry Street, Loudon; Tellico Village, 290 Village Square Dr., Loudon; 1708 West Broadway, Maryville; 10514 Kingston Pike, Knoxville; 9610 Countryside Center Lane (Middlebrook Pike), Knoxville; 211 Ocoee Crossing, Cleveland; and 2041 Highway 411, Vonore, all in Tennessee.
Competition
All phases of First National Bank’s business are highly competitive. First National Bank is subject to intense competition from various financial institutions and other companies or firms that offer financial services. First National Bank competes for deposits with other commercial banks, savings institutions, credit unions and issuers of commercial paper and other securities, such as money-market and mutual funds. In making loans, First National Bank competes with other commercial banks, savings and loan associations, consumer finance companies, credit unions, leasing companies, and other lenders. Based on the June 30, 2014 Federal Deposit Insurance Corporation (“FDIC”) Report of Deposits, First National Bank ranked first (1st) in market share and held 33.36% of Loudon County deposits. In Blount County, First National Bank ranked 12th (out of 15) in market share and holds 1.17% of Blount County deposits. In Knox County, First National Bank ranked 16th (out of 35) in market share and holds 0.53% of Knox County deposits. In Bradley County, First National Bank ranked 12th (out of 13) in market share and holds 1.86% of Bradley County deposits.
Government Regulation and Control
MoneyTree and Bank are subject to extensive governmental regulation and control. Compliance with state and federal banking laws has a material effect on the business and operations of First National Bank. The operation of First National Bank is at all times subject to state and federal banking laws, regulations, and procedures, and First National Bank is subject to regulation by the Office of the Comptroller of the

Currency (“OCC”) and the FDIC. Substantial deregulation of the commercial banking industry has occurred in past years, and this trend is expected to continue. Non-banking financial institutions, such as securities brokerage firms, insurance companies, and money market funds, are now per-mitted to offer services which compete directly with services offered by banks. The services which banks are now permitted to offer have been expanded, and most restrictions have been removed on the rate of interest that may be paid by banking institutions on deposits.
Employees
First National Bank currently employs 89 people on a full-time basis and 10 people on a part-time basis. C. David Allen serves as First National Bank’s President and Chief Executive Officer, Josh Howell serves as Chief Credit Officer, Mark Hackney serves as Chief Financial Officer and Beverly Atchley serves as Chief Operations Officer.
The four executive officers are compensated consistent with their responsibilities and experience and comparable to local market norms. Compensation includes a base salary and life insurance. Management plans to continue to employ as its officers individuals who have substantial experience and proven records in the banking industry and will pay competitive salaries to attract and retain each person. First National Bank offers a typical health and disability insurance plan to all employees, as well as a 401(k) retirement plan covering all employees who elect to participate, subject to certain eligibility requirements. The 401(k) retirement plan allows employees to defer a portion of their salary subject to regulatory limitations with MoneyTree matching such employee self-directed contributions on a discretionary basis.
Policies and Procedures
The Board of Directors of First National Bank has established a statement of lending policies and procedures that are used by loan officers of First National Bank when making loans. These policies incorporate regulatory guidelines for terms, collateral, and documentation. The Board also has established an investment policy that will guide Bank officers in determining the investment portfolio of First National Bank.
As banking has become more volatile, it has become increasingly difficult to produce adequate earnings on a consistent basis. In addition, federal regulators have become quite interested in the asset/liability management of banks, and examiners are strongly suggesting that written policies and procedures are necessary. Therefore, the Board of Directors of First National Bank has adopted a written statement detailing First National Bank’s asset/liability policy and procedures to minimize First National Bank’s interest rate risk. The goal of this policy is to maintain adequate earnings in all future interest rate environments.
Other policies of First National Bank include a code of ethics policy, audit policy and loan review policy. Additional policies outline guidelines for fair lending, compliance, bank secrecy, money laundering, consumer privacy, personnel and information system policies.
Under the Federal Community Reinvestment Act, the OCC evaluates First National Bank’s record of helping to meet the credit needs of its community consistent with safe and sound operations. The OCC also takes this record into account when deciding on certain applications submitted by First National Bank. First National Bank’s assessment area is Blount, Bradley, Knox, and Loudon Counties in Tennessee.

MANAGEMENT
Management Personnel
The following table sets forth information regarding beneficial ownership of the voting securities of MoneyTree by the executive officers, directors, and 10% or more shareholders of MoneyTree. The information is presented as of February 27, 2015 and is based on 827,817 shares of MoneyTree common stock outstanding on such date. Beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of February 27, 2015 through the exercise of stock options or other rights.
Name of Beneficial Owner	Age	MoneyTree/First National Bank Position	Occupation	Total Number of Shares Beneficially Owned	Percentage Beneficially Owned
C. David Allen	64	President, CEO, Director	Banker	18,660(1)	2.25%
Beverly Atchley	54	Senior Vice President (Bank only)	Banker	4,606(2)	0.56%
Sandra Day	56	Senior Vice President (Bank only), Secretary of MoneyTree	Banker	237(3)	0.03%
Mark Hackney	58	Senior Vice President (Bank only), Vice President and Treasurer of MoneyTree	Banker	1,837(4)	0.22%
G. L. Hall	79	Director	Retired Auto Dealer	82,728(5)	9.99%
Josh Howell	43	Senior Vice President (Bank only)	Banker	—	—
Joy H. Littleton	54	Director	Community Volunteer	27,626(6)	3.34%
Sam Mishu	62	Director	Commercial Real Estate Development	400	0.05%
Avery E. Petty	78	Director	Real Estate	3,757(7)	0.45%
James Purdy	75	Director	Trucking Company	22,682(8)	2.74%
Samuel Ramsey	64	Director	Healthcare Consulting	87,334(9)	10.55%
Chris Schubert	43	Director	Real Estate Development/Home Builder	400	0.05%
Ted L. Wampler	85	Chairman of the Board	Wholesale Meats	31,008(10)	3.75%
Lafayette Williams	76	Director	Livestock Market	12,761(11)	1.54%
All directors and executive officers as a group				294,036	35.52%

(1)
Includes 7,420 shares owned jointly with spouse; 5,065 shares owned in a self-directed investment retirement account (IRA) at the Trust Company, Knoxville, Tennessee; 5,000 shares issuable upon the exercise of stock options; and 775 shares issuable upon the conversion of preferred stock held in a self-directed IRA.

(2)
Includes 2,281 shares owned jointly with spouse and 1,875 shares issuable upon conversion of preferred stock owned jointly with spouse.

(3)
Shares owned jointly with spouse.

(4)
Includes 837 shares owned jointly with spouse and 1,000 shares issuable upon conversion of preferred stock held in a self-directed IRA.

(5)
Includes 31,250 shares owned jointly with spouse and 2,500 shares issuable upon conversion of preferred stock owned jointly with spouse.

(6)
Includes 18,745 shares owned jointly with spouse and 300 shares owned by spouse and held in an IRA, for which Ms. Littleton claims beneficial ownership.

(7)
Includes 1,482 shares owned jointly with spouse and 1,875 shares issuable upon conversion of preferred stock owned jointly with spouse.

(8)
Includes 2,500 shares issuable upon conversion of preferred stock.

(9)
Includes 86,209 shares owned by spouse, for which Mr. Ramsey claims beneficial ownership, and 625 shares issuable upon conversion of preferred stock held in an IRA.

(10)
Includes 8,008 shares owned by spouse, for which Mr. Wampler claims beneficial ownership; 2,500 shares issuable upon conversion of preferred stock; and 2,500 shares issuable upon conversion of preferred stock owned by spouse, for which Mr. Wampler claims beneficial ownership.

(11)
Includes 6,770 shares held in a revocable trust; 513 shares held in trust; 1,875 shares issuable upon conversion of preferred stock owned jointly with spouse; 625 shares issuable upon conversion of preferred stock owned by spouse, for which Ms. Williams claims beneficial ownership; and 2,689 shares held in trust by spouse, for which Ms. Williams claims beneficial ownership.

No director or officer is related to any other director or officer. No director or officer is a director or executive officer of another bank holding company, bank, savings and loan association, or credit union.
MoneyTree’s board of directors currently consists of ten directors, each serving for one-year terms. At each annual meeting of shareholders, successors to each director whose term expires at such meeting are elected to serve for one-year terms or until their successors are duly elected and qualified. MoneyTree’s board of directors has the power to appoint the officers of MoneyTree. Each officer holds office for such term as may be prescribed by the board of directors and until such person’s successor is chosen and qualified or until such person’s death, resignation or removal.
The total number of shares of MoneyTree common stock (including shares issuable upon conversion of preferred stock and the exercise of outstanding stock options) currently owned by directors, executive officers and their affiliates is 294,036 shares, or 35.52% of the 827,817 shares outstanding. See “Description of Securities” and “Certain Transactions with Management.”
Limitation of Director Liability
MoneyTree’s charter provides that the personal liability of a director of MoneyTree to MoneyTree or its shareholders for damages for breach of fiduciary duty of the director is limited to the extent permitted by the Tennessee Business Corporation Act. There is no such limitation with respect to a director’s liability for any breach of the director’s duty of loyalty to MoneyTree or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. In addition, certain provisions are provided in the charter and bylaws of MoneyTree to indemnify officers and directors for certain acts. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve MoneyTree or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of equitable remedies such as injunctive relief or rescission.
MoneyTree believes this provision assists in securing the services of directors who are not employees of MoneyTree. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.
Certain Transactions with Management
Banking transactions with directors, officers, and employees may be performed in the ordinary course of business. Any extensions of credit to these individuals will be made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and will not involve more than the normal risk of repayment. The aggregate amount of all extensions of credit to all executive officers, directors, principal shareholders and their related interests of December 31, 2014, was $1,763,940.

First National Bank’s commercial property insurance and workman’s compensation insurance are provided by Full Line Insurance through Westfield Insurance Company. Full Line Insurance is owned by Grayling Littleton, spouse of a director of MoneyTree and First National Bank, Joy Littleton. All insurance premiums are at standard market rates. Mr. Littleton earns an industry standard commission in connection with the sale of such insurance policies to First National Bank.
First National Bank owned property is occasionally listed by Smoky Mountain Realty. Avery Petty, a director of MoneyTree and First National Bank, is employed as a broker for the firm. Mr. Petty receives an industry standard commission in connection with any such First National Bank owned property that he sells for First National Bank.
The officers and directors are required to devote only so much of their time to the business of MoneyTree and First National Bank as in their judgment is reasonably required. The officers and directors, and their affiliates, may engage, and are presently engaging, for their own accounts in other business ventures, including management and the formation of other corporations or ventures. Such activities may result in conflicts of interest.
Director Compensation
All directors of MoneyTree and First National Bank receive $1,500 for each board meeting they attend, with committee chairs earning an additional $200 per month. The chairman of the board of directors of MoneyTree and First National Bank receives an additional $300 per month. During 2014, MoneyTree paid no directors’ fees and First National Bank paid $175,200 in directors’ fees.
Preferred Stock
MoneyTree’s charter authorizes the issuance by MoneyTree of up to 1,000,000 shares of its Blank Check Preferred Stock, of which the Board of Directors has allocated 9,516 shares to Fixed Rate Cumulative Perpetual Preferred Stock, Series A, 476.00476 shares to Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and 50,000 shares to Series C preferred stock and 9,992 shares to Senior Non-Cumulative Perpetual Preferred Stock, Series D. There are no shares of Series A preferred or Series B preferred stock currently outstanding. The Blank Check Preferred Stock may be issued by vote of the directors without shareholder approval. The Blank Check Preferred Stock may be issued in one or more classes and series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limita-tions as the board of directors may determine in the exercise of its business judgment. The Blank Check Preferred Stock may be issued by the board of directors for a variety of reasons.
The Blank Check Preferred Stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of holders of any other shares of MoneyTree’s common and preferred stock. The issuance of shares of the preferred stock might also serve to deter or block any attempt to obtain control of MoneyTree or to facilitate any such attempt.
Small Business Lending Fund
On September 15, 2011, as part of the Small Business Lending Fund, or SBLF, MoneyTree entered into a Small Business Lending Fund Securities Purchase Agreement (“SBLF Purchase Agreement”) with the United States Department of the Treasury (“Treasury”). Under the SBLF Purchase Agreement, MoneyTree issued 9,992 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series D, or the Series D preferred stock, to the Treasury. The Series D preferred stock qualifies as Tier 1 capital and pays quarterly dividends. During the first nine quarters, the initial dividend rate was 5% but could fluctuate between 1% and 5% based on growth in qualified small business loans. After the initial period the rate became fixed based on qualified lending growth. The rate will remain fixed at 1% through February 15, 2016.

The proceeds received from the Series D preferred stock were used to redeem the 9,516 shares of Series A and 476 shares of Series B preferred stock which were issued on March 13, 2009 as part of the United States Treasury’s Troubled Asset Relief Program. All shares had a liquidation value of  $1,000.
Treasury, as holder of MoneyTree Series D preferred stock, must consent to the merger. United will assume the Series D preferred stock from MoneyTree in connection with the merger and issue its own preferred stock with identical terms in replacement thereof.
Series C Preferred Stock
The Board of Directors has allocated 50,000 shares of the Blank Check Preferred Stock to the Series C preferred stock, $1,000.00 par value per share. Currently, there are 2,027 shares of Series C preferred issued and outstanding. Each share of Series C preferred stock ranks senior to MoneyTree’s common stock, and ranks junior to the Series D preferred stock for dividend and liquidation purposes. The following is a summary of the terms of the shares of the Series C preferred stock.
Dividend Rights and Limitations on Payment of Dividends.   The shares of Series C preferred stock pay cumulative dividends at a rate of 4.00% per annum until the third anniversary of the date of issuance, 5.00% until the fifth anniversary, and thereafter at the rate of 7.00% per annum. Dividends will be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year. Subject to certain exceptions, for as long as any shares of Series C preferred stock are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the shares of Series C preferred stock, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the shares of Series C preferred stock), nor may MoneyTree repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the shares of Series C preferred stock or common shares, unless all accrued and unpaid dividends for all past dividend periods on the shares of Series C preferred stock are fully paid.
Voting Rights.   The shares of Series C preferred stock shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the shares of Series C preferred stock, (ii) any amendment to the rights of the shares of Series C preferred stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the shares of Series C preferred stock.
Liquidation Rights.   Upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of MoneyTree, after the payment in full of its debts and other liabilities, the shares of Series C preferred stock have a liquidation preference of  $1,000.00 per share.
Preemptive Rights.   The holders of the shares of Series C preferred stock do not have the preemptive right to purchase additional shares of Series C preferred stock offered by MoneyTree in the future. That is, MoneyTree may sell additional shares of Series C preferred stock to particular shareholders or to non-shareholders without first offering each then-current shareholder the right to purchase the same percentage of such newly offered shares of Series C preferred stock as is the shareholder’s percentage of the then-outstanding shares of Series C preferred stock.
Redemption.   The shares of Series C preferred stock may not be redeemed for a period of three years from the date of initial issuance. After the third anniversary of the date of initial issuance, the shares of Series C preferred stock may be redeemed, in whole or in part, at any time and from time to time, at the option of MoneyTree. All redemptions of the shares of Series C preferred stock shall be at 100% of the issue price ($1,000.00 per share of Series C Preferred Stock), plus any accrued and unpaid dividends. Shareholders shall have thirty (30) days from the notice of redemption to convert their shares of Series C preferred stock to common stock as indicated below. All redemptions shall be subject to the approval of MoneyTree’s primary federal bank regulator, if necessary.
Conversion Rights.   The shares of Series C preferred stock may be converted by the holder of such shares of Series C preferred stock into common stock at any time at $40.00 per share. For example, if a shareholder owns 50 shares of Series C preferred stock, the shareholder would have the option to convert the 50 shares of Series C preferred stock into 1,250 shares of common stock of MoneyTree.

Liability to Further Calls or to Assessments by MoneyTree.   The shares of Series C preferred stock are not subject to liability for further calls or to assessments by MoneyTree.
Ranking.   The shares of Series C preferred stock rank senior to common stock and will rank senior to any future preferred shares which by their terms rank junior to any existing preferred shares. The shares of Series C preferred stock will rank junior to any future preferred shares which by their terms have a greater preference than the shares of Series C preferred stock.
Term.   Perpetual life until converted or redeemed.

INTEREST OF CERTAIN PERSONS IN THE MERGER
Interests of executive officers and directors of MoneyTree in the proposed merger are discussed above under the heading “Details of the Proposed Merger-Interests of the Directors and Officers of MoneyTree in the Merger”, at page 22.
LEGAL MATTERS
Troutman Sanders LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger. As of the date of these materials, members of Troutman Sanders LLP participating in this matter own an aggregate of 295 shares of United common stock.
The discussion set forth in “Details of the Proposed Merger — Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 25 is the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
EXPERTS
The consolidated financial statements of United and its subsidiaries as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of United and its subsidiaries for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Porter Keadle Moore, LLC, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
OTHER MATTERS
Management of MoneyTree knows of no other matters which may be brought before the special shareholders’ meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
WHERE YOU CAN FIND MORE INFORMATION
United is subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Room of the Securities and Exchange Commission at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. Such filings are also available at United’s website at http://www.ucbi.com.
United has filed a registration statement on Form S-4 to register the United common stock to be issued to you in the merger. These materials are a part of that registration statement and constitute a prospectus of United in addition to being a proxy statement of MoneyTree for the special meeting of MoneyTree shareholders to be held on April 27, 2015, as described herein. As allowed by Securities and Exchange Commission rules, these materials do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. These materials summarize some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This document incorporates important business and financial information about United that is not included in or delivered with these materials. The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated herein by reference:
•
United’s Form 10-K for the fiscal year ended December 31, 2014 (which incorporates certain portions of United’s Proxy Statement for the 2015 Annual Meeting);

•
All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014 and prior to the date the merger is completed; and

•
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date the merger is completed.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference. You may obtain documents incorporated by reference by requesting them in writing or by telephone from Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265. If you would like to request documents, please do so by April 20, 2015 to receive them before the special shareholders meeting.
All information concerning United and its subsidiaries has been furnished by United, and all information concerning MoneyTree and its subsidiary has been furnished by MoneyTree. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger. No person has been authorized to provide you with information that is different from that contained in these materials.
These materials are dated [•]. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.
These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or MoneyTree since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
These materials (and other documents to which they refer) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about United, MoneyTree and their subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the following factors:
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competition from other companies that provide financial services similar to those offered by United and MoneyTree;

•
combining the businesses of United and MoneyTree may cost more or take longer than expected;

•
retaining key personnel of United and MoneyTree may be more difficult than expected;

•
revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected; and

•
expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected.

We believe these forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

Appendix A
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 27th day of January, 2015, by and between MONEYTREE CORPORATION, a Tennessee corporation (“MT” and, unless the context otherwise requires, the term “MT” shall include MT and its wholly-owned subsidiary bank, FIRST NATIONAL BANK, a national bank with its main office in Lenoir City, Tennessee (the “Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”).
WHEREAS, the respective boards of directors of MT and United deem it advisable and in the best interests of each such entity and their respective shareholders that MT merge with and into United (the “Merger”), with United being the surviving corporation in a transaction with consideration consisting of $10,746,626 and 2,358,654 shares of United’s common stock (together, the “Merger Consideration”);
WHEREAS, the respective boards of directors of MT and United deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB”), with UCB being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);
WHEREAS, the boards of directors of the respective entities believe that the merger of MT and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks; and
WHEREAS, United and MT intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that United and MT will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, MT shall merge with and into United in accordance with the Tennessee General Corporation Act, Chapters 11-27 of Title 48 of the Tennessee Code, and the Georgia Business Corporation Code, Chapter 2 of Title 14 of the Official Code of Georgia (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of MT (sometimes referred to as the “Merged Corporation”) shall cease and United shall survive and continue to exist as a corporation incorporated under the Georgia Code (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.” The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation

may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged Corporation or the Surviving Corporation shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger (the “Certificate of Merger”) with the Georgia Secretary of State pursuant to Section 1.3.
1.2   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of United, MT or the shareholders of either of the foregoing:
(a)   Each share of United’s common stock, $1.00 par value per share, (“United Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;
(b)   The holders of common stock, $2.50 par value per share, of MT (“MT Common Stock”) and holders of Series C Cumulative Convertible Preferred Stock, $1,000 par value per share, of MT (“MT Convertible Preferred Stock”) shall be entitled to elect to receive, in exchange for their shares of MT Common Stock and MT Convertible Preferred Stock shares of United Stock, cash or a combination thereof, in the amounts specified by such holders in accordance with the provisions of Section 1.2(c) below, and each share of MT Common Stock and MT Convertible Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted on the Effective Time into fully paid and nonassessable shares of United Stock and/or cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(e) below:
(i)   3.5832 shares of United Stock for each outstanding share of MT Common Stock and 89.58 shares of United Stock for each outstanding share of MT Convertible Preferred Stock (the “Stock Exchange Ratio”);
(ii)   $65.00 in cash, without interest, per share of MT Common Stock and $1,625 in cash, without interest per share of MT Convertible Preferred Stock (the “Cash Exchange Rate”); or
(iii)   any combination thereof;
provided, however, that no more than 154,428 shares of MT Common Stock and 405 shares of MT Convertible Preferred Stock may be exchanged for cash (the “Maximum Cash Election”) and no more than 617,714 shares of MT Common Stock and 1,622 shares of MT Convertible Preferred Stock may be exchanged for United Stock (the “Maximum Stock Election”) and any shares of MT Common Stock and MT Convertible Preferred Stock elected to be exchanged for cash above the Maximum Cash Election or stock above the Maximum Stock Election shall be subject to proration as provided in Section 1.2(c) below.
(c)   At the same time that the notice of the Special Meeting described in Section 2.2 is first mailed to MT shareholders, a form of election shall also be mailed to each MT shareholder (the date of such form of election being referred to herein as the “Mailing Date”). Each MT shareholder shall indicate thereon his, her or its preference as to the proportion of United Stock and/or cash which he, she or it desires to receive in exchange for his, her or its MT Common Stock or MT Convertible Preferred Stock, and shall return the form to the Secretary of MT prior to the date of the Special Meeting. If a MT shareholder does not make such an election by the date of the Special Meeting, such shareholder shall receive cash as set forth in Section 1.2(b)(ii) above unless the number of shares for which cash elections have been received exceeds the Maximum Cash Election, in which case such shareholder shall receive United Stock as set forth in Section 1.2(b)(i) above. If holders of MT Common Stock and MT Convertible Preferred Stock elect to receive cash for a number of shares of MT Common Stock and MT Convertible Preferred Stock in excess of the Maximum Cash Election or elect to receive United Stock for an aggregate number of shares of MT Common Stock and MT Convertible Preferred Stock in excess of the Maximum Stock Election, then the number of shares exchanged for cash or United Stock, respectively, by each shareholder so electing will be reduced such that the amount of shares exchanged for cash equals the Maximum Cash Election and the amount of shares exchanged for United Stock equals the Maximum Stock Election, based on the ratio that the number of shares elected to be exchanged by such shareholder bears to the total number of shares elected to be exchanged for cash or United Stock by all MT shareholders. To the extent a MT shareholder does not receive the number of shares of United Stock determined pursuant to Section 1.2(b)(i) above for each share of MT Common Stock or MT Convertible Preferred Stock such shareholder elected to be exchanged for United Stock or the amount in cash determined pursuant to Section 1.2(b)(ii) above for each share of MT Common Stock or MT Convertible Preferred Stock such shareholder elected to be exchanged for cash due to the proration provided in this Section 1.2(c), such shareholder shall be entitled to receive the amount in cash determined pursuant to Section 1.2(b)(ii) above for each remaining share of MT Common Stock or MT Convertible Preferred Stock not exchanged for United Stock or the number of shares of United Stock determined pursuant to Section 1.2(b)(i) for each remaining share of MT Common Stock or MT Convertible Preferred Stock not exchanged for cash, respectively.
(d)   Also at the Effective Time, all rights with respect to MT Common Stock pursuant to stock options (the “MT Stock Options”) granted by MT which are outstanding at the Effective Time, whether or not exercisable, shall be terminated by MT and converted at the Effective Time, subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(e) below, into an amount equal to $10.00 in cash, without interest, per share of MT Common Stock issuable upon the exercise of each such MT Stock Option. Prior to the Effective Time, MT shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding MT Stock Options to give effect to the transactions contemplated by this Section 1.2(d), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(d), ensure that neither MT nor the Bank remains bound by or liable for) any outstanding MT Stock Options or other rights to acquire MT Common Stock and (iii) ensure that any MT plans, agreements or other arrangements which allow the grant of MT Stock Options or other rights to acquire MT Common Stock, if any, will be amended to eliminate the ability to grant any such MT Stock Options or other rights to acquire MT Common Stock effective as of immediately after the Effective Time. All payments under this Section 1.2(d) shall be made at or as soon as administratively practicable (and within thirty (30) days) after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholdings.
(e)   If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time then the shares to be issued hereunder to holders of MT Common Stock and MT Convertible Preferred Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the United Common Stock if  (i) United issues additional shares of United Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) United issues employee or director stock options, grants or similar equity awards or United Common Stock upon exercise or vesting of any such options, grants or awards.
(f)   No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of MT Common Stock as determined by multiplying 3.5832 (and for the MT Convertible Preferred Stock 89.58) by the closing price for United Stock on the NASDAQ Global Select Market trading day immediately preceding the Effective Time.
(g)   As soon as practicable after the Effective Time, each holder as of the Effective Time of any of the shares of MT Common Stock and MT Convertible Preferred Stock to be converted by such holder as elected by such holder as above provided, upon presentation and surrender of such shares to United, shall be entitled to receive in exchange therefor the number of uncertificated, book-entry shares of United Stock pursuant to Section 14-2-626 of the Code and/or cash to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each outstanding uncertificated or certificated share of MT Common Stock and MT Convertible Preferred Stock which prior to the Effective Time represented MT Common Stock or MT Convertible Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock and/or cash into which the same shall have been converted as elected by such holder, and the right to receive payment for fractional shares.
(h)   No dividends or other distributions with respect to United Common Stock shall be paid to the holder of any unsurrendered MT Common Stock or MT Convertible Preferred Stock with respect to the shares of United Common Stock represented thereby, in each case unless and until the surrender of each outstanding uncertificated or certificated share of such MT Common Stock or MT Convertible Preferred Stock in accordance with this Section 1.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such uncertificated or certificated share of such MT Common Stock or MT Convertible Preferred Stock in accordance with this Section 1.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of United Common Stock represented by such MT Common Stock or MT Convertible Preferred Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of United Common Stock represented by such MT Common Stock or MT Convertible Preferred Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the United Common Stock issuable with respect to such MT Common Stock or MT Convertible Preferred Stock.
(i)   Any shares of United Common Stock or cash that remains unclaimed by the shareholders of MT will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and United shall not be liable to any former holder of shares of MT Common Stock or MT Convertible Preferred Stock for any amount so delivered.
(j)   If any MT Common Stock or MT Convertible Preferred Stock certificate or option shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed MT Common Stock or MT Convertible Preferred Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such MT Common Stock or MT Convertible Preferred Stock certificate or option.
(j)   United or its paying agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of United, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United.
(k)   Except as otherwise provided in this Section 1.2, in no event shall the total number of shares of United Stock issued in connection with the Merger exceed 2,358,654.
1.3   Closing.   The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, United shall file the Certificate of Merger with the Georgia Secretary of State.
1.4   Articles of Incorporation and Bylaws of the Surviving Corporation.   The Amended and Restated Articles of Incorporation of United, as heretofore amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of United, as heretofore amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.
1.5   Directors of Surviving Corporation.   The directors of the Surviving Corporation immediately after the Merger shall be the directors of United in office immediately prior to the Effective Time.
1.6   Bank Merger.   The Bank shall be merged with and into UCB in accordance with and in the manner set forth in the Bank Merger Agreement.
1.7   Additional Actions.   If, at any time after the Effective Time, United shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of MT, or (ii) otherwise carry out the purposes of this Agreement, MT and its officers and directors shall be deemed to have granted to United an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in United its right, title or interest in, to or under any of the rights, properties or assets of MT, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of United are authorized in the name of MT or otherwise to take any and all such action.
ARTICLE II
OTHER AGREEMENTS
2.1   Registration and Listing of United Stock.   (a) United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of MT pursuant to this Agreement and to use its reasonable commercially reasonable efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. MT agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of MT, together with the audited financial statements of MT, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of MT, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.
(b)   United agrees to list on the NASDAQ Global Select Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of MT pursuant to this Agreement.
2.2   Meeting of MT Shareholders.   MT shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, United and MT shall together prepare and submit to the MT shareholders a notice of meeting, proxy statement and proxy (the “MT Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.
2.3   Access to Properties, Books, Etc.   MT shall allow United and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of MT’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. MT shall cause its and its subsidiaries’ personnel, employees and other representatives to assist United in making any such investigation. During such investigation, United and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise MT of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.
2.4   Confidentiality.   Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.
2.5   Cooperation.   Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.
2.6   Expenses.   All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “United Expenses”) shall be paid by United. All expenses incurred by MT in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities the transactions contemplated hereby and thereby and the cost of reproducing and mailing the MT Proxy Materials (the “MT Expenses”), shall be paid by MT.
2.7   Preservation of Goodwill.   Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.
2.8   Approvals and Consents.   Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.
2.9   Agreements by Directors and Shareholders.   The directors of MT will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees: (a) to recommend to the shareholders of MT approval of the Merger; (b) to vote the capital stock of MT owned or controlled by them in favor of the Merger; and (c) to not compete with United for a period of one (1) year after the Closing Date. Within twenty (20) days after the date of this Agreement, MT agrees that it will use its reasonable commercially reasonable efforts to obtain an agreement in the form attached hereto as Exhibit B from any beneficial owner of 10% or more of the issued and outstanding shares of MT Common Stock who is not a director of MT.
2.10   Press Releases.   Prior to the Closing Date, United and MT shall each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.11   Employee Benefits.   (a) Following the Closing Date, United shall provide generally to employees of MT who continue employment with United (“MT Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent with those then currently provided by United to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by United to the MT Employees, service with MT prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of MT. The MT Employees’ prior service with MT shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of MT. United shall also waive all restrictions and limitations for preexisting conditions under United’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the MT Employees under the similar plan of MT.
(b)   Subject to applicable legal requirements, United and MT shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of MT after the Closing Date to transfer the amount credited to their accounts under the First National Bank 401(k) Plan (“MT 401(k) Plan”) through a rollover contribution into either the United Community Banks, Inc. 401(k) Plan (the “United 401(k) Plan”), if such employees are MT Employees, or a separate third party individual retirement account, or to take a cash distribution from the MT 401(k) Plan, provided, that (i) MT’s Board of Directors shall adopt resolutions to terminate the MT 401(k) Plan as of the last payroll date ending prior to the Closing Date, (ii) any rollovers to the United 401(k) Plan may include any promissory notes for loans made to MT Employees under the terms of the MT 401(k) Plan and (iii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the MT 401(k) Plan to the extent reasonably required by United. For purposes of any vesting determinations (but not benefit accruals) in connection with the United 401(k) Plan, service with MT prior to the Closing Date shall be counted to the extent such service was counted under the MT 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the United 401(k) Plan, MT Employees shall be eligible on terms and conditions consistent with those then currently provided by United to its other similarly-situated employees based on their employment date with United. For calendar year 2015, prior to the Closing Date MT shall make any necessary employer contributions to the MT 401(k) Plan due such MT Employees for compensation paid by MT during calendar year 2015 prior to termination of the MT 401(k) Plan.
2.12   Severance.   United agrees that it shall provide a severance package for all MT Employees who are not retained by United following the Closing Date, or who are otherwise displaced by United following the Closing Date. Such severance package will be in accordance with United’s existing policies and practices as they apply to similarly-situated employees of United.
2.13   Directors’ and Officers’ Tail Coverage.   Prior to the Closing Date, United shall have, at United’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under MT’s existing directors’ and officers’ liability insurance policies as MT’s broker-of-record) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of MT or the Bank, who are currently covered by MT’s policies on terms similar to such existing insurance.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MT
As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, MT represents, warrants, covenants and agrees as follows:
3.1   Disclosure Memorandum.   MT has delivered to United a memorandum (the “Disclosure Memorandum”) containing certain information regarding MT as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of MT under this Article III. The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. MT shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.
3.2   Corporate and Financial.
3.2.1   Corporate Status.   MT is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has no direct or indirect subsidiaries other than the Bank. The Bank is a national bank duly organized, validly existing, and in good standing under the laws of the United States. MT and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.
3.2.2   Authority; Enforceability.   (a) Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals, as stated in Section 3.6.1 and the approval of MT shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:
(i)   violate any provision of federal or state law applicable to MT, the violation of which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(ii)   violate any provision of the charter or bylaws of MT;
(iii)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which MT is a party, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
(iv)   constitute a violation of any order, judgment or decree to which MT is a party, or by which MT or any of its assets or properties are bound.
(b)   MT and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the MT shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by MT and the Bank and the consummation by MT and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by MT and the Bank, including all necessary action by the board of directors of MT and the Bank. Other than the approval of the MT shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of MT and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by MT and the Bank and the consummation by MT and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of MT, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).
(c)   “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of MT on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of MT to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of MT or the Bank taken with the express prior written consent of United, (4) general changes in national or Tennessee’s economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect MT, (5) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.
3.2.3   Capital Structure.   (a) As of the date of this Agreement, MT has authorized capital stock consisting solely of  (i) 5,000,000 shares of MT Common Stock, of which 772,142 shares are issued and outstanding as of the date hereof, exclusive of 5,000 shares reserved for issuance upon exercise of outstanding MT Stock Options and 50,675 shares reserved for issuance upon the conversion of outstanding MT Convertible Preferred Stock, (ii) 9,992.00476 shares of Series A and B Preferred Stock, no par value, none of which are issued and outstanding, (iii) 50,000 shares of MT Convertible Preferred Stock, of which 2,027 shares are issued and outstanding, and (iv) 9,992 shares of Series D Non-Cumulative Perpetual Preferred Stock, no par value, of which 9,992 shares are issued and outstanding (the “MT SBLF Stock”; together with the MT Common Stock and the MT Convertible Preferred Stock, the “MT Stock”). The Bank has authorized capital stock consisting solely of 1,800,000 shares of common stock, $2.50 par value per share (“Bank Stock”), 919,337 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of MT Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares MT Stock or Bank Stock previously issued. None of the shares of MT Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of the Bank Stock are owned by MT, and MT has no other subsidiaries. The Bank has no subsidiaries.
(b)   Except for the MT Stock Options, MT does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of MT, or any other securities or debt of MT, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Disclosure Memorandum, MT is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. All outstanding MT Stock Options have an exercise price that is no less than the fair market value of the underlying MT Common Stock as of the date of grant of the MT Stock Option. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of MT capital stock.
(c)   Except as disclosed in the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which MT is a party restricting or otherwise relating to the transfer of any shares of capital stock of MT.
(d)   All shares of common stock or other capital stock, or any other securities or debt, of MT, which have been purchased or redeemed by MT have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of MT.
(e)   Based upon the Bank’s current level of qualified small business lending, the dividend rate on the MT SBLF Stock is 1%.

(f)   Except as set forth on the Disclosure Memorandum, no Person beneficially owns more than 10% of the issued and outstanding shares of MT Common Stock.
3.2.4   Corporate Records.   The stock records and minute books of MT: (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of MT; (c) correctly show all corporate action taken by the directors and shareholders of MT (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter or articles of association and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.
3.2.5   Tax Returns; Taxes.   (a) To the knowledge of MT, each of MT and the Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable Laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither MT nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental entity in a jurisdiction where MT and the Bank do not file Tax Returns that MT or the Bank is or may be subject to taxation by that jurisdiction. Neither MT nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period.
(b)   The unpaid Taxes of MT and the Bank did not, as of December 31, 2014, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements, which were prepared in accordance with GAAP. Since December 31, 2014, neither MT nor the Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)   There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of MT or the Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.
(d)   There are no deficiencies for Taxes with respect to MT and the Bank have been set forth or claimed in writing, or proposed or assessed by a governmental entity. There are no pending, proposed or, to the knowledge of MT, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to MT and the Bank. No material issues relating to Taxes of MT or the Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of MT, the Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver, that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of MT or the Bank, or receive information relating to MT or the Bank, with respect to any Tax matter.
(e)   Neither MT nor the Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the MT or the Bank (regardless of whether the requested ruling is still pending or withdrawn).
(f)   To the knowledge of MT, each of MT and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.
(g)   Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), neither MT nor the Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.
(h)   Except for the affiliated group of which MT is the common parent, each of MT and the Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither MT nor the Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than MT and the Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.
(i)   Neither MT nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(j)   Neither MT nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)   Neither MT nor the Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(l)   MT has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. MT has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of MT, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither MT nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law).
(m)   MT has delivered or made available to United for inspection complete and correct copies of its federal and state income and franchise tax returns and reports for the past three (3) years, and complete and correct copies of all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of MT, the Bank, and any predecessor thereof and relating to Taxes for such taxable periods. MT has delivered or made available to United the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by MT or the Bank. There is currently no limitation on the use of the Tax attributes of MT and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).
For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity

(domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.
3.2.6   Financial Statements.   (a) MT has delivered to United true, correct and complete copies, including notes, of the audited financial statements of MT for the years ended December 31, 2013, 2012, and 2011, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of MT for the nine months ended September 30, 2014 (collectively, the “MT Financial Statements”). By closing, MT will deliver true, correct and complete copies, including notes, of the audited financial statements of MT for the year ended December 31, 2014, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity. Once delivered, such audited 2014 financial statements shall be considered MT Financial Statements. The MT Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of MT as of the dates indicated therein and the results of its operations for the respective periods indicated therein.
(b)   MT has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to MT’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2013 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.
3.2.7   Regulatory Reports.   MT has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Office of the Comptroller of the Currency (the “OCC”) and the Forms F.R. Y-6 and F.R. Y-9SP filed by MT with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2014, 2013 and 2012, together with all such other reports filed by MT and the Bank for or during the same three-year period with the Tennessee Department of Financial Institutions (the “Tennessee Department”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “MT Reports”). All of the MT Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.
3.2.8   Enforcement Actions.   Except as set forth in the Disclosure Memorandum, (i) neither MT nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the OCC, the Tennessee Department or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither MT nor any of its subsidiaries has been advised by the Federal Reserve, the OCC, the Tennessee Department or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) MT and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither MT nor any of its subsidiaries has received any notice from the Federal Reserve, the OCC, the Tennessee Department or any other applicable regulatory or governmental agency indicating that either MT or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.
3.2.9   Accounts.   The Disclosure Memorandum contains a list of each and every bank and other institution in which MT maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.
3.2.10   Loans; Nonperforming and Classified Assets; Allowance.   (a) Except as set forth in the Disclosure Memorandum or as provided for in the Allowance described in subsection (d) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“MT Loans”) shown in the MT Financial Statements and any such MT Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.
(b)   All of the MT Loans are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. To the knowledge of MT, all currently outstanding MT Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such MT Loans, and the loan documents with respect to each such MT Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the MT Loans that are not reflected in the written records of the Bank. All of the MT Loans are owned by the Bank free and clear of any Liens. None of the MT Loans are presently serviced by third parties, and there is no obligation which could result in any MT Loan becoming subject to any third party servicing.
(c)   Except as set forth in the Disclosure Memorandum, as of the date hereof, no MT Loans were, as of December 31, 2014, over ninety (90) days delinquent in payment of principal or interest. The Disclosure Memorandum contains a complete list of  (i) each MT Loan that as of December 31, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (ii) each asset of the Bank that as of December 31, 2014 was classified as other real estate owned and the book value thereof as of December 31, 2014.
(d)   The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of MT included in the most recent MT Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of MT included in the MT Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by MT as of the dates thereof. Prior to the Closing Date, MT will not make a material change to its methodology for determining the Allowance without providing notice to United.
3.2.11   Liabilities.   MT has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of MT, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the MT 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by MT or any other entity covering employees of MT; or (d) environmental liabilities, except: (i) those reflected in the MT Financial Statements; and (ii) as disclosed in the Disclosure Memorandum.
3.2.12   Absence of Changes.   Except as specifically provided for in this Agreement or specifically set forth in the Disclosure Memorandum, since December 31, 2013:
(a)   there has been no change in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;
(b)   there has been no damage, destruction or loss to the assets, properties or business of MT, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(c)   the business of MT has been operated in the ordinary course, and not otherwise;
(d)   the material properties and assets of MT used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;
(e)   the books, accounts and records of MT have been maintained in the usual, regular and ordinary manner;
(f)   there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of MT other than in the ordinary course and consistent with past practices;
(g)   there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee or any increase in the level of employee benefits, or the adoption of new employee benefits to any employee;
(h)   there has been no change in the charter, articles of association or bylaws of MT or the Bank;
(i)   there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of MT, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving MT, or affecting its operations;
(j)   there has been no issuance, sale, repurchase, acquisition, or redemption by MT of any of its capital stock except as set forth in the Disclosure Memorandum, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;
(k)   there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of MT or assumed by it with respect to any asset or assets;
(l)   there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by MT which would be required to be reflected on a balance sheet of MT prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;
(m)   no material obligation or liability of MT has been discharged or satisfied, other than in the ordinary course of business;
(n)   there have been no sales, transfers or other dispositions of any asset or assets of MT, other than sales in the ordinary course of business; and
(o)   there has been no amendment, termination or waiver of any right of MT under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.
3.2.13   Litigation and Proceedings.   Except as set forth in the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of MT, threatened against, by or affecting MT, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of MT or relating to the business or affairs of MT, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does MT have, to the knowledge of MT, any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.
3.2.14   Proxy Materials.   Neither the MT Proxy Materials nor other materials furnished by MT to the MT shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the MT shareholders and through the Closing Date, contain with respect to MT any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.3   Business Operations.
3.3.1   Permits; Compliance with Law.   (a) To its knowledge, MT has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for MT to carry on its business as presently conducted (the “Permits”). To its knowledge, MT is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.
(b)   To its knowledge, MT has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. The Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of MT, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of MT to conduct its business.
(c)   Except as set forth in the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of MT to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of MT, is any such notice or warning proposed or threatened.
3.3.2   Environmental.   (a) Except as set forth in the Disclosure Memorandum:
(i)   to its knowledge, MT has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by MT or adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;
(ii)   to the knowledge of MT, there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or threatened against MT or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by MT or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by MT;
(iii)   to its knowledge, MT has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by MT;
(iv)   to the knowledge of MT, the improvements on the property owned or leased by MT are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property owned or leased by MT are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and
(v)   to the knowledge of MT, there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by MT.
(b)   Neither MT nor, to the knowledge of MT, any of its officers, directors, employees or agents, in the course of such individual’s employment by MT, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(c)   To the knowledge of MT, except as set forth in the Disclosure Memorandum, MT has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.
(d)   Except as set forth in the Disclosure Memorandum, neither MT nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which MT holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.
(e)   MT has delivered to United true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by MT with any environmental laws or the presence of Hazardous Materials that were prepared for MT or prepared for other Persons and are in the possession, custody or control of MT.
(f)   The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of  “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
3.3.3   Insurance.   (a) The Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, MT or through MT for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of MT and the activities of its officers, directors and employees against such risks and in such amounts as are customary. MT will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. MT has heretofore made available to United a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of MT.
(b)   The value of all bank owned life insurance (“BOLI”) owned by MT or the Bank is and has been fairly and accurately reflected in the balance sheet included in the MT Financial Statements in accordance with GAAP.
3.3.4   Trust Business; Administration of Fiduciary Accounts.   MT and the Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
3.3.5   Investment Management and Related Activities.   Except as set forth in the Disclosure Memorandum, none of MT, the Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

3.3.6   CRA, Anti-Money Laundering and Customer Information Security.   Neither MT nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
3.4   Properties and Assets.
3.4.1   Contracts and Commitments.   The Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with MT in the ordinary course of business), to which MT is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of MT is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. MT has complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to United for examination.
3.4.2   Licenses; Intellectual Property.   MT has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Disclosure Memorandum, MT is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and, to the knowledge of MT, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by MT or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by MT, are listed in the Disclosure Memorandum. MT has complied with all applicable laws relating to the filing or registration of  “fictitious names” or trade names.
3.4.3   Personal Property.   MT has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent MT Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the MT Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of MT, is claimed to exist); and (b) those described in the Disclosure Memorandum.
3.4.4   MT Leases.   (a) All leases (the “MT Leases”) pursuant to which MT is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the MT Leases, to the knowledge of MT, any default or any claimed default by MT, MT’s lessor (where MT is the lessee under a MT Lease) or MT’s lessee (where MT is the lessor under a MT Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by MT, MT’s lessor (where MT is the lessee under a MT Lease) or MT’s lessee (where MT is the lessor under a MT Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if MT is the party in breach.
(b)   The copies of the MT Leases heretofore furnished or made available by MT to United are true, correct and complete, and the MT Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.
(c)   Except as set forth in the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for MT to enter into new leases of real property or to renew or amend existing MT Leases prior to the Closing Date.
3.4.5   Real Property.   (a) MT does not own any interest in any real property (other than as lessee) except as set forth in the Disclosure Memorandum (such properties being referred to herein as “MT Realty”). Except as disclosed in the Disclosure Memorandum, MT has good title to the MT Realty and the titles to the MT Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to United with the Disclosure Memorandum. MT has not encumbered the MT Realty since the effective dates of the respective title insurance policies.
(b)   Except as set forth in the Disclosure Memorandum, the interests of MT in the MT Realty and in and under each of the MT Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of MT, threatened action at law or in equity.
(c)   The present use and operations of, and improvements upon, the MT Realty and all real properties included in the Leased Properties (the “MT Leased Real Properties”) are, to the knowledge of MT, in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the MT Realty, the MT Leased Real Properties or their uses.
(d)   Except as set forth in the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, MT with respect to any MT Lease.
(e)   MT is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the MT Realty or the MT Leased Real Properties which may adversely affect the MT Realty or the MT Leased Real Properties or the current or currently contemplated use thereof.
(f)   The buildings and structures owned, leased or used by MT are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of MT.
3.5   Employees and Benefits.
3.5.1   Directors or Officers of Other Corporations.   Except as set forth in the Disclosure Memorandum, no director, officer, or employee of MT serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of MT.
3.5.2   Employee Benefits.   (a) Except as set forth in the Disclosure Memorandum, (i) MT does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependants or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, stock option, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, perks or other employee benefits under any practice, agreement or understanding, and (ii) MT does not have any employment, severance, change in control or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependants or beneficiaries.

(b)   The Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by MT or its ERISA Affiliates or with respect to which MT or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to United.
(c)   MT and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5.2(c)., the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with MT, is treated as a single employer within the meaning of Section 414 of the Code.
(d)   In all material respects, each employee benefit plan, practice, agreement or understanding set forth in the Disclosure Memorandum which includes the ERISA Plans (individually a “MT Plan” and collectively, the “MT Plans”) has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each MT Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of MT, threatened involving such MT Plan or any of its fiduciaries. With respect to each MT Plan, neither MT nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the MT Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each MT Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.
(e)   With respect to each MT Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.
(f)   Each MT Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and its related trust tax-exempt under Section 501(a) of the Code, and no event has occurred, and no condition exists, that would cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.
(g)   MT does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of MT beyond their retirement or other termination of service with MT other than: (i) coverage mandated by applicable law; or (ii) benefits under the MT 401(k) Plan.
(h)   Neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of MT to severance pay, unemployment compensation or any similar or other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director, (iii) increase any benefits otherwise payable under any MT Plan or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No MT Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(i)   Each MT Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.
(j)   There is no audit or investigation pending with respect to any MT Plan before any governmental authority and, to the knowledge of MT, no such audit or investigation is threatened.
(k)   MT has properly accrued on its financial statements in all material respects, the correct tally of days, for all vacation, sick leave, personal time and paid time off credited to MT Employees and individual consultants as of the date of such financial statements. MT has, for each MT Plan and all other purposes, correctly classified all individuals and other entities providing services to MT as common law employees or independent contractors as appropriate.
(l)   MT has not entered into any commitment to modify or amend any MT Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. There has been no amendment to any MT Plan, interpretation or announcement by MT relating to any MT Plan, or change in eligibility, participation or coverage under any MT Plan, that would increase the expense of maintaining any such MT Plan above the level of expense incurred or with respect to such MT Plan for the most-recently completed fiscal year of MT.
(m)   Each ERISA Plan that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of MT are allocated to or being held in a “rabbi trust” or similar funding vehicle.
3.5.3   Employment and Labor Matters.   MT is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, MT. MT has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. MT has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of MT, threatened against MT, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of MT, threatened against, or involving, as the case may be, MT with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of MT’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of MT are properly classified as such for all purposes, including without limitation, the MT Plans.
3.5.4   Related Party Transactions.   Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by MT with other Persons who are not affiliated with MT, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of MT at the time such deposits were entered into; and (c) transactions specifically described in the Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of MT).
3.6   Other Matters.
3.6.1   Approvals, Consents and Filings.   Except for the Federal Reserve, the FDIC and the Georgia Department, or as set forth in the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MT, or any of MT’s assets.
3.6.2   Default.   (a) Except for those consents described in or set forth pursuant to Section 3.6.1. above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:
(i)   constitutes a breach of or default under any contract or commitment to which MT is a party or by which any of MT’s properties or assets are bound;
(ii)   does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of MT; or
(iii)   constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of MT.
(b)   MT is not in violation of its charter documents or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which MT is a party or by which it or any of its material properties is bound.
3.6.3   Representations and Warranties.   No representation or warranty contained in this Article III. or in any written statement delivered by or at the direction of MT pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.
3.6.4   Absence of Brokers.   Except for Sterne, Agee & Leach, Inc. (“Sterne Agee”), which has provided financial advisory services to MT, no broker, finder or other financial consultant has acted on MT’s behalf in connection with this Agreement or the transactions contemplated hereby.
3.6.5   Fairness Opinion.   Prior to the execution of this Agreement, MT has received an opinion from Sterne Agee to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of MT from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. MT has provided United with a true and complete copy of such opinion for informational purposes.
ARTICLE IV
CONDUCT OF BUSINESS OF MT PENDING CLOSING
Except as expressly otherwise provided herein or in the Disclosure Memorandum, MT covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:
4.1   Conduct of Business.   MT will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).
4.2   Maintenance of Properties.   MT will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.
4.3   Insurance.   MT will maintain and keep in full force and effect all of the insurance referred to in Section 3.3.3 hereof or other insurance equivalent thereto.
4.4   Capital Structure.   MT will not make a change in the authorized or issued capital stock or other securities of MT, and MT will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of MT. This Section 4.4 prohibits, without limitation, the issuance or sale by MT of any MT Stock to the MT 401(k) Plan.

4.5   Dividends.   No dividend, distribution or payment will be declared or made in respect to the MT Stock other than quarterly cash dividends payable on the MT Common Stock not to exceed, in the aggregate, $0.07 per share of MT Common Stock, quarterly cash dividends payable on the MT Convertible Preferred Stock not to exceed, in the aggregate, $12.50 per share of MT Convertible Preferred Stock, and all required dividends payable on the MT SBLF Stock, and MT will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.
4.6   Amendment of Charter or Bylaws; Corporate Existence.   MT will not amend its charter or bylaws, and MT will maintain its corporate existence and powers.
4.7   No Acquisitions.   MT shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to MT.
4.8   No Real Estate Acquisitions or Dispositions.   MT will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and MT will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.
4.9   Banking Arrangements.   No change will be made in the banking and safe deposit arrangements referred to in Section 3.2.9 hereof.
4.10   Contracts.   MT will not, without the express written consent of United, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4.1 hereof.
4.11   Books and Records.   The books and records of MT will be maintained in the usual, regular and ordinary course.
4.12   Taxes and Tax Returns.   MT shall not, and shall not permit the Bank to, without the prior written consent of United (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to MT or the Bank.
4.13   Tax Free Reorganization.
4.13.1   Each of United and MT shall use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of United, MT or their respective Subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by this Agreement) that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of United and MT agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.
4.13.2   Unless otherwise required by applicable Law, each of United and MT (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.
4.13.3   The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to United’s and MT’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 6.5 and Section 7.4 and in connection with the filing of the United Registration Statement. United’s and MT’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

4.13.4   The certificates required pursuant to Section 4.13.3 and the tax opinions required pursuant to Section 6.5 and Section 7.4 will be in a form and content that is reasonably acceptable to both United and MT.
4.14   Advice of Changes.   MT shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.
4.15   Reports.   MT shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.
4.16   Benefit Plans and Programs; Severance or Termination Payments.   MT shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of MT or its successors. MT shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other MT Plan.
4.17   No Discussion with Others.   (a) MT shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal (defined below) of any other Person. In addition, MT agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if MT or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then MT shall immediately notify United of the receipt of such Acquisition Proposal.
(b)   MT shall also notify United orally and in writing promptly (but in no event later than two business days) after receipt by MT, or any of its directors, officers, employees, representatives, agents or advisors of any proposal or offer from any Person other than United regarding an Acquisition Proposal or any request for non-public information by any Person other than United in connection with an Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep United informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in MT’s intentions with respect to the transactions contemplated hereby.
(d)   The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving MT or any of its subsidiaries and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of 10% or more of the total voting power of any class of equity securities of MT or any of its subsidiaries, or 10% or more of the consolidated total assets of MT, in each case, other than the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF UNITED
As an inducement to MT to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:
5.1   Corporate and Financial.
5.1.1   Corporate Status.   United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

5.1.2   Authority; Enforceability.   (a) Subject to the required regulatory approvals and notice filing, as stated in Section 3.6.1, and the approval of MT shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:
(i)   violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United;
(ii)   violate any provision of the articles of incorporation or bylaws of United;
(iii)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or
(iv)   constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.
(b)   United has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by United and the consummation by United of the transactions contemplated hereby and thereby have been duly and validly approved by United, including all necessary action by the board of directors of United. No other corporate proceedings are necessary on the part of United to authorize the execution, delivery, and performance of this Agreement by United and the consummation by United of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of MT, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.
5.2   Disclosure Reports.   United has a class of securities registered pursuant to Section 12(g) of the 1934 Act. United’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2013; (b) Proxy Statement for its 2014 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014; and (d) other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2013 (collectively, the “United SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.3   Absence of Changes.   There has been no change in the business, assets, liabilities, results of operations or financial condition of United, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, an adverse effect on the business, operations or financial condition of United on a consolidated basis.
5.4   Legal Proceedings.   Neither United nor any of its subsidiaries is a party to any, and there are no pending or, to United’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against United or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of United or any of its subsidiaries. There is no injunction, order, judgment, decree or material regulatory restriction imposed upon United, any of its subsidiaries or the assets of United or any of its subsidiaries.
5.5   Enforcement Actions.   Neither United nor any of its subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has United or any of its subsidiaries been advised by the Federal Reserve, Georgia Department, or any other applicable regulatory or governmental agency that it is considering issuing or requesting any Regulatory Agreement.

5.6   Approvals.   United knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained.
5.7   Bank Secrecy Act; Community Reinvestment Act.   Each of United and UCB is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act. United’s and UCB’s most recent examination rating under the Community Reinvestment Act, as amended, was “satisfactory” or better.
5.8   Sufficient Funds; Capitalization.   United has, as of the date hereof, and will have at the Closing Date, sufficient cash on hand or other sources of immediately available funds to enable United to timely pay the cash portion of the Merger Consideration and consummate the transactions contemplated by this Agreement. United is, and will be at the Effective Time, “well capitalized” as that term is defined in 12 C.F.R. 325.103.
5.9   Representations and Warranties.   No representation or warranty contained in this Article V or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to MT in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.
ARTICLE VI
CONDITIONS TO OBLIGATIONS OF UNITED
All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:
6.1   Veracity of Representations and Warranties.   The representations and warranties of MT contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
6.2   Performance of Agreements.   MT shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
6.3   Compliance by MT Executive Officers and Directors.   The directors and executive officers of MT shall have complied in full with the requirements of Section 2.9 hereof.
6.4   Certificates, Resolutions, Opinion.   MT shall have delivered to United:
(a)   a certificate executed by the Chief Executive Officer or President of MT, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;
(b)   a certificate executed by the Secretary of MT, dated as of the Closing Date, certifying and attesting to the: (i) charter of MT; (ii) bylaws of MT; and (iii) duly adopted resolutions of the Board of Directors and shareholders of MT (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms, and (2) authorizing all other necessary and proper corporate action to enable MT to comply with the terms hereof;
(c)   a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of association of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein, and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;
(d)   a certificate of the valid existence of MT under the laws of the State of Tennessee, executed by the Tennessee Secretary of State, and dated not more than ten (10) business days prior to the Closing Date;
(e)   an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for MT, dated the Closing Date, in the form attached hereto as Exhibit C.
6.5   Tax Opinion.   United shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to United, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of United and MT, reasonably satisfactory in form and substance to it.
6.6   Accountants’ Letter.   United shall have received a letter from Pugh CPAs dated the Closing Date, to the effect that: At the request of MT they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of MT, as follows:
(a)   read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, of MT from December 31, 2014 through the date of the most recent monthly financial statements available in the ordinary course of business; and
(b)   consulted with certain officers and employees of MT responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:
(i)   such unaudited financial statements are not fairly presented in conformity with GAAP;
(ii)   as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of MT, in each case as compared with the amounts shown in the December 31, 2014 MT Financial Statements, are not different except as set forth in such letter, or
(iii)   for the period from December 31, 2014 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of MT, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF MT
All of the obligations of MT under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:
7.1   Veracity of Representations and Warranties.   The representations and warranties of United contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of United to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2   Performance of Agreements.   United shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
7.3   Certificates, Resolutions, Opinion.   United shall have delivered to MT:
(a)   a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as MT may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;
(b)   a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement on behalf of United, and the consummation of the transactions contemplated herein in accordance with its terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof; and
(c)   a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Georgia Secretary of State, dated not more than five (5) business days prior to the Closing Date.
7.4   Tax Opinion.   MT shall have received the written opinion of its counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, in form and substance reasonably satisfactory to MT, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of United and MT, reasonably satisfactory in form and substance to it.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES
All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:
8.1   Shareholder Approval.   This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of MT Common Stock.
8.2   Regulatory Approvals.   Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the United States Department of the Treasury, the Federal Reserve, the FDIC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.
8.3   No Injunctions or Restraints; Illegality.   No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.
8.4   Effective Registration Statement.   The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.
ARTICLE IX
WARRANTIES AND SURVIVAL
9.1   Warranties.   All statements contained in any certificate or other instrument delivered by or on behalf of MT or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of MT shall be required to be made, and shall be considered made, on behalf of MT and the Bank.
9.2   Survival of Provisions.   All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:
(a)   any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and
(b)   the covenant with respect to the confidentiality of certain information contained in Section 2.4 hereof.
ARTICLE X
TERMINATION
10.1   Change in United Stock Price.   This Agreement may be terminated by MT as provided by, and in accordance with, the following terms:
(a)   In the event that:
(i)   the Average Stock Price of United Stock shall be less than $15.42 per share; and
(ii)   the percentage difference between:
(A)
$18.14, and

(B)
the Average Stock Price (the “United Variation”),

is greater than 115% of the percentage difference between:
(Y)
$2,629.10, and

(Z)
the average of the closing price of the NASDAQ Bank Index for the twenty (20) consecutive trading days ending on and including the Determination Date (the “Index Variation”),

then, MT may at any time during the three (3) business day period following the Determination Date give notice of its intent to terminate this Agreement subject to the following provisions of this Section 10.1(a). During the Decision Period, United may elect to adjust the Merger Consideration by paying additional shares of United Stock by increasing the Stock Exchange Ratio as necessary to cause the value of the United Stock included in the Merger Consideration to be increased by the percentage determined by subtracting 115% of the Index Variation from the United Variation. If United decides to make such adjustment within the Decision Period, it shall give prompt written notice to MT of such adjustment, which notice, if given, shall set forth the amount of Merger Consideration to be paid and shall include a calculation of the adjusted Merger Consideration. In the event such notice is given by United, MT shall have no right to terminate the Agreement pursuant to this Section 10.1(a) and this Agreement shall remain in full force and effect in accordance with its terms.
(b)   In the event that:
(i)    the Average Stock Price of United Stock shall be more than $20.86 per share; and
(ii)    the percentage difference between the United Variation is greater than 115% of the Index Variation,

then, United may at any time during the three (3) business day period following the Determination Date elect to adjust the Merger Consideration by paying less shares of United Stock by decreasing the Stock Exchange Ratio as necessary to cause to cause the value of the United Stock included in the Merger Consideration to be decreased by the percentage determined by subtracting 115% of the Index Variation from the United Variation. If United decides to make such adjustment, it shall give prompt written notice to MT of such adjustment, which notice, if given, shall set forth the amount of Merger Consideration to be paid and shall include a calculation of the adjusted Merger Consideration. In the event such notice is given by United, during the Decision Period, MT may give notice of its intent to terminate this Agreement subject to the following provisions of this Section 10.1(b). If MT elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to United.
(c)   The following terms are used in this Agreement with the meanings set forth below:
“Average Stock Price”   means the volume-weighted average closing price, rounded to the nearest hundredth of a cent, of United Stock on the NASDAQ Global Select Market for the trading days included in the Determination Period.
“Decision Period”   means the three (3) day period commencing with a notice of  (i) MT to terminate this Agreement under Section 10.1(a), or (ii) United to adjust the Merger Consideration under Section 10.1(b).
“Determination Date”   means the tenth (10th) trading day immediately preceding the Closing Date.
“Determination Period”   means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.
10.2   Material Adverse Change.
(a)   This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, if, after the date hereof, a Material Adverse Effect shall have occurred, or if MT shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.
(b)   This Agreement may be terminated at any time prior to or on the Closing Date by MT upon written notice to United, if, after the date hereof, a material adverse change in the business, operations or financial condition of United on a consolidated basis shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock or materially affects or impairs its ability to conduct its business.
10.3   Noncompliance.
(a)   This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by MT before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by MT of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice to United of such breach or, if such breach is not capable of being cured within twenty (20) days, MT has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit United’s rights thereunder.
(b)   This Agreement may be terminated at any time prior to or on the Closing Date by MT upon written notice to United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by MT; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice to MT of such breach or, if such breach is not capable of being cured within twenty (20) days, United has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit MT’s rights thereunder.
10.4   Failure to Disclose.   This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the MT Financial Statements, which was required to be disclosed by MT pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of MT which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.
10.5   Regulatory Approval.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
10.6   Termination Date.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before September 30, 2015, unless otherwise agreed to in writing by the parties.
10.7   Dissenters.   This Agreement may be terminated at any time prior to or on the Closing Date by United upon written notice to MT, if the holders of more than 10% of the shares of the outstanding MT Common Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.
10.8   Shareholders Vote.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of MT Stock as required by applicable law.
10.9   Acquisition Proposal.   If, while a Acquisition Proposal is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.8, (ii) MT terminates this Agreement other than pursuant to Section 10.2(b) or 10.3(b), or (iii) United terminates this Agreement, then MT shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $2 million (the “Termination Fee”), which shall be the sole and exclusive remedy of United for all claims under this Agreement.
10.10   Effect of Termination.   Except as set forth in this Section 10.10, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement
ARTICLE XI
MISCELLANEOUS
11.1   Notices.   All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To United: United Community Banks, Inc. 125 Highway 515 E Blairsville, Georgia 30512 Attention: Bradley J. Miller Facsimile: (706) 745-1335 E-mail: brad_miller@ucbi.com	To MT: MoneyTree Corporation 200 E. Broadway Street Lenoir City, Tennessee 37771 Attention: C. David Allen Facsimile: (865) 988-2222 E-mail: AllenD@fnbtn.com
With copies to:

United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention: Christian J. Zych
Facsimile: (706) 745-1335
E-mail: chris_zych@ucbi.com

and

Troutman Sanders LLP
Suite 5200
600 Peachtree Street
Atlanta, Georgia 30308
Attention: James W. Stevens
Facsimile: (404) 962-6501
E-mail: james.stevens@troutmansanders.com	With copies to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker Donelson Center
Suite 800
211 Commerce Street
Nashville, TN 37201
Attention: Steven J. Eisen
Facsimile: (615) 744-5718
E-mail: sjeisen@bakerdonelson.com
11.2   Entire Agreement.   This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between MT and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between MT and United with respect to the transactions contemplated herein and therein.
11.3   Waiver; Amendment.   Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by MT, to waive or extend the time for the fulfillment by MT of any or all of MT’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, MT shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MT under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.
11.4   Counterparts.   This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.
11.5   No Third Part Beneficiaries.   No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of MT (including any beneficiary or dependent thereof).

11.6   Binding Effect; Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.
11.7   Governing Law.   The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
11.8   Jurisdiction.   The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
11.9   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
11.10   Interpretation.   For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

IN WITNESS WHEREOF, MT and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent
Name: Jimmy C. Tallent
Title: President & Chief Executive Officer
MONEYTREE CORPORATION
By:	/s/ C. David Allen
Name: C. David Allen
Title: President & Chief Executive Officer

APPENDIX B
TENNESSEE BUSINESS CORPORATION ACT
CHAPTER 23
DISSENTERS’ RIGHTS
PART 1
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
§ 48-23-101. Chapter definitions.
As used in this chapter, unless the context otherwise requires:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of  §§ 48-23-203–48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;
(3) ”Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
(7) “Shareholder” means the record shareholder or the beneficial shareholder.
§ 48-23-102. Right to dissent.
(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or
(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:
(A) Alters or abolishes a preferential right of the shares;
(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;
(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.
(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.
§ 48-23-103. Dissent by nominees and beneficial owners.
(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§ 48-23-201. Notice of dissenters’ rights.
(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.
(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.
(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):
(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and
(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.
(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.
§ 48-23-202. Notice of intent to demand payment.
(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:
(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.
(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.
(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.
§ 48-23-203. Dissenters’ notice.
(a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of  § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:
(1) Supply a form that:
(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;
(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and
(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;
(2) State:
(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);
(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;
(C) The corporation’s estimate of the fair value of shares;
(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(E) The date by which the notice to withdraw under § 48-23-204 must be received, which date must be within twenty (20) days after the date specified in subdivision (b)(2)(B); and
(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.
§ 48-23-204. Duty to demand payment.
(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.
§ 48-23-205. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
§ 48-23-206. Payment.
(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.
(b) The payment must be accompanied by:
(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares;
(3) An explanation of how the interest was calculated;
(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and
(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.
§ 48-23-207. Failure to take action.
(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.
§ 48-23-208. After-acquired shares.
(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.
§ 48-23-209. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:
(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.
PART 3
JUDICIAL APPRAISAL OF SHARES
§ 48-23-301. Court action.
(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.
§ 48-23-302. Court costs and counsel fees.
(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX C

January 27, 2015
Board of Directors
MoneyTree Corporation
200 East Broadway Street
Lenoir City, TN 37771
Members of the Board of Directors:
MoneyTree Corporation (“MT”) and United Community Banks, Inc. (“United”) have entered into an Agreement and Plan of Reorganization dated January 27, 2015 (the “Agreement”), pursuant to which United will acquire MT by causing MT to merge with and into United (the “Merger”). Under the terms of the Agreement, at the effective time of the Merger (the “Effective Time”), all shares of MT Common Stock and MT Series C Cumulative Convertible Preferred Stock (collectively, the “MT Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an aggregate cash amount of  $10,746,626 and an aggregate amount of 2,358,654 shares of United (the “United Stock” and, together with the cash, the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement. Immediately following the Merger, First National Bank, a wholly owned subsidiary of MT, will be merged with and into United Community Bank, a wholly owned subsidiary of United (the “Bank Merger”) pursuant to the Bank Merger Agreement dated as of January 27, 2015 (the “Bank Merger Agreement”).
In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of MT Stock.
In arriving at our opinion, we have, among other things:
1.
Reviewed the Agreement dated January 27, 2015 and the Bank Merger Agreement dated January 27, 2015;

2.
Reviewed certain publicly-available financial and business information of MT, United and their affiliates which we deemed to be relevant;

3.
Reviewed certain information primarily financial in nature, including financial forecasts, relating to the business, assets, liabilities, and earnings of MT provided to us by MT and its affiliates for purposes of our analysis;

4.
Reviewed materials detailing the Merger prepared by MT, United and their affiliates and by their respective legal and accounting advisors;

5.
Conducted conversations with members of senior management and representatives of MT and United regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.
Compared certain financial metrics of MT and United with similarly publicly available financial metrics of other selected publicly traded banks and thrifts that we deemed to be relevant;

January 27, 2015

7.
Analyzed the financial terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity that we deemed to be relevant to the extent publicly available;

8.
Analyzed the Merger Consideration offered relative to MT’s tangible book value, core deposits and last twelve months earnings as of December 31, 2014;

9.
Analyzed the pro forma impact of the Merger on earnings per share, certain balance sheet items and certain capital ratios of United on a pro form basis, as of the expected Effective Time; and

10.
Reviewed such other financial information, studies, analyses and investigations and took into account such other information as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying), the accuracy and completeness of any of the information that was available to us from public sources, that was provided to us by MT, United and their affiliates or that was otherwise reviewed by us for the purposes of this opinion. We have further relied on the assurances of the management of MT and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We were not engaged to express, and are not expressing, any opinion with respect to any other transaction or alternative proposed transaction, if any, between MT and United. In preparing our opinion, we used internal projections for MT provided by, and discussed such estimates and projections with, senior management of MT. With respect to the analyses and financial forecasts supplied to us, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of MT as to future operating and financial performance of MT. We express no opinion as to, and have not independently verified, such analyses and financial forecasts or the estimates or assumptions on which they are based. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that the representations and warranties of each party in the Agreement are true and correct in all respects material to our analyses and that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party under the Agreement. We have also assumed that the Merger will be consummated as described in the Agreement, and that the definitive Agreement does not differ in any material respect from the most recent draft thereof furnished to us. We have also assumed that the Bank Merger will be consummated as described in the Bank Merger Agreement. We have also assumed, and have not independently verified, that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of MT, United and their affiliates since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make nor have we been provided an independent evaluation or appraisal of the assets or liabilities or the collateral securing such assets or liabilities of MT, United or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or contingent or other liabilities nor have we conducted any review of individual credit files of MT or United or evaluated the solvency of MT or United under any state or federal laws relating to bankruptcy, insolvency or similar matters. We render no opinion or evaluation on the collectability of any asset or the future performance of any loan of MT or United. We were not retained to and did not evaluate loan or lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of MT or United or on the credit mark assumed taken in the Merger, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both MT and United, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for United. We are not legal, regulatory, accounting or tax experts and have relied upon the advisors to MT and United and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, and accounting assessments and

January 27, 2015

such other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without the imposition of any condition or requirement that could materially or adversely affect MT or United or materially or adversely affect the Merger Consideration or the pro forma impact of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.
Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to MT in connection with the Merger and will receive fees from MT for our services, a significant portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion which is not contingent upon the conclusions of our opinion or the consummation of the Merger but is fully creditable against our financial advisory fees. In addition, MT has agreed to reimburse our expenses and to indemnify us against certain liabilities that may arise out of our engagement. Other than our engagement by MT in connection with the Merger, we have not provided investment banking services to MT, United or their affiliates over the past two years for which we received compensation; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to, or on behalf of, MT, United or their affiliates.
This opinion is for the use and benefit of the Board of Directors of MT in connection with its consideration of the Merger and does not constitute a recommendation to any holder of MT Stock as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is limited to the fairness, from a financial point of view, to the holders of MT Stock of the Merger Consideration and does not address the underlying business decision of MT to enter into the transaction, or constitute a recommendation whether or not to engage in the Merger, or the relative merits of the Merger relative to any alternative that may be available to MT or to the effect of any other transaction in which MT might engage. Further, in rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received in connection with the Merger by any officer, director, or employee, or class of such persons, of any of the parties to the Merger or with respect to the fairness of any such compensation, relative to the compensation to MT’s shareholders. We also express no opinion as to what the value of United Stock will be when issued to the holders of MT Stock under the Agreement or the prices at which MT Stock or United Stock may trade at any time. Further, we express no view or opinion as to any terms or other aspects of the Merger or as to how the holders of MT Stock should vote at any MT shareholders meeting to be held in connection with the Merger. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.
This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be described in and reproduced in full in any registration statement, prospectus, proxy or information statement mailed to shareholders of MT, but may not otherwise be disclosed publicly in any manner without our prior written approval.
Based on and subject to the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of MT Stock.
Very truly yours,
/s/ STERNE, AGEE & LEACH, INC.
STERNE, AGEE & LEACH, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.
In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.
A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger, dated as of January 27, 2015 by and between United and MoneyTree (attached as Appendix A to the joint proxy statement/prospectus that is a part of this Registration Statement).

3.1
Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed with the Securities and Exchange Commission on August 9, 2011).

3.2
Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the Securities and Exchange Commission on May 4, 2011).

Exhibit No.	Exhibit
4.1
See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and Amended and Restated Bylaws of United Community Banks, Inc., which define the rights of security holders.

5.1	Opinion and Consent of Troutman Sanders LLP.*
8.1	Opinion and Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the federal income tax consequences of the merger to United and MoneyTree.
10.1
United Community Banks, Inc.’s Profit Sharing Plan, amended and restated as of January 1, 2001 (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.2
Amendment No. 1 to United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 15, 2002 (incorporated herein by reference to Exhibit 4.4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.3
Split-Dollar Agreement between United Community Banks, Inc. and Jimmy C. Tallent dated June 1, 1994 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-21656).

10.4
United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, File No. 000-21656, filed with the SEC on May 1, 2007).

10.5
Form of Amended and Restated Change of Control Severance Agreement by and between United Community Banks, Inc. and Jimmy C. Tallent, H. Lynn Harton, Rex S. Schuette, and Bill Gilbert (incorporated herein by reference to Exhibit 10.8 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-21656, filed with the SEC on February 27, 2009).

10.6
United Community Banks, Inc.’s Amended and Restated Modified Retirement Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.10 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-21656, filed with the SEC on February 27, 2009).

10.7
United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-21656, filed with the SEC on February 27, 2009).

10.8
United Community Banks, Inc. Amended and Restated Dividend Reinvestment and Share Purchase Plan (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-3D, File No. 333-197026, filed with the SEC on June 25, 2014).

10.9
United Community Banks, Inc. Employee Stock Purchase Plan, effective as of December 20, 2005 (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-130489, filed with the SEC on December 20, 2005).

10.10
United Community Banks, Inc.’s Management Incentive Plan, effective as of January 1, 2007 (incorporated herein by reference to Exhibit 10.5 to United Community Banks, Inc.’s Current Report on Form 8-K, File No. 000-21656, filed with the SEC on May 1, 2007).

10.11
Amendment No. 1 to United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan dated April 13, 2007 (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, File No. 000-21656, filed with the SEC on April 13, 2007).*

Exhibit No.	Exhibit
10.12
Investment Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and Corsair Georgia, L.P. (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, File No. 001-35095, filed with the SEC on March 17, 2011).

10.13
Employment Agreement, dated as of September 14, 2012, between United Community Bank and H. Lynn Harton (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, File No. 001-35095, filed with the SEC on September 19, 2012).

10.14
Credit Agreement dated as of January 7, 2014, between United Community Banks, Inc. and Synovus Bank. (incorporated herein by reference to Exhibit 10.21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, File No. 001-35095, filed with the SEC on February 28, 2014).

10.15
Form of Incentive Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.15 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, File No. 001-35095, filed with the SEC on February 27, 2015).

10.16
Form of Nonqualified Stock Option Award Agreement(incorporated herein by reference to Exhibit 10.16 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, File No. 001-35095, filed with the SEC on February 27, 2015).

10.17
Form of Restricted Stock Unit Award Agreement (incorporated herein by reference to Exhibit 10.17 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, File No. 001-35095, filed with the SEC on February 27, 2015).

21
Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, File No. 001-35095, filed with the SEC on February 27, 2015).

23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Porter Keadle Moore, LLC.
23.3	Consent of Troutman Sanders LLP (included as part of Exhibit 5.1).*
23.4	Consent of Sterne, Agee & Leach, Inc.*
24.1	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	Form of Proxy.
99.2	Form of Election.

*
Previously filed.

(b)
Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)
Report, Opinion or Appraisal: The opinion of Sterne, Agee & Leach, Inc. is included as Appendix C to the materials filed as a part of this Registration Statement.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on March 30, 2015.
UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent Jimmy C. Tallent Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 1 has been signed by the following persons in the capacities indicated on March 30, 2015.
Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
* H. Lynn Harton	President, Chief Operating Officer and Director
* W. C. Nelson, Jr.	Lead Independent Director
* Robert Blalock	Director
* Clifford V. Brokaw	Director
* L. Cathy Cox	Director
* Steven J. Goldstein	Director
* Thomas A. Richlovsky	Director
* Tim Wallis	Director
*By: /s/ Jimmy C. Tallent Jimmy C. Tallent Attorney-in-Fact (Pursuant to a Power of Attorney)

EXHIBIT INDEX
Exhibit	Description of Exhibit
8.1	Opinion and Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the federal income tax consequences of the merger to United and MoneyTree.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Porter Keadle Moore, LLC.
99.1	Form of Proxy Card.
99.2	Form of Election.